Exhibit 10.1

Execution Copy

CREDIT AGREEMENT

dated as of September 8, 2014,

among

HC2 HOLDINGS, INC.,

as Borrower,

THE LENDERS PARTY HERETO

and

JEFFERIES FINANCE LLC,

as Arranger, Book Manager, Documentation Agent and Syndication Agent

and

JEFFERIES FINANCE LLC,

as Administrative Agent

ANNEXES

Annex I	Initial Lenders and Commitments

SCHEDULES

Schedule 1.01(a)	Acquisition Documents
Schedule 1.01(e)	Immaterial Subsidiaries
Schedule 3.07(a)	Subsidiaries
Schedule 3.19	Insurance
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments
Schedule 6.13	Schuff Stock Plans and Stock Agreements

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Reserved
Exhibit E	Form of Interest Election Request
Exhibit F	Reserved
Exhibit G	Reserved
Exhibit H	Reserved
Exhibit I	Form of Term Note
Exhibit J	Reserved
Exhibit K	Reserved
Exhibit L	Form of U.S. Tax Compliance Certificate
Exhibit M	Form of Solvency Certificate
Exhibit N	Form of Opinion of Borrower’s Special Counsel

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of September 8, 2014, among HC2 Holdings, Inc., a Delaware corporation (“Borrower”), the Lenders (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), Jefferies Finance LLC, as lead arranger (in such capacity, the “Arranger”), as book manager (in such capacity, the “Book Manager”), as documentation agent for the Lenders (in such capacity, the “Documentation Agent”) and as syndication agent for the Lenders (in such capacity, the “Syndication Agent”), and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, Borrower has requested the Lenders to extend credit in the form of term loans on the Closing Date, in an aggregate principal amount not in excess of $17,000,000. The proceeds of the Loans are to be used, among other things, to pay the cash consideration for the acquisition (the “Acquisition”) of 7,363,334 shares of the common stock, warrants to purchase 4,117,647 shares of the common stock, and 87,196 shares of the series C convertible preferred stock of Novatel Wireless, Inc., a Delaware corporation (“Novatel”) pursuant to that certain Purchase Agreement dated as of September 3, 2014, by and among HC2 Holdings 2, Inc. and Novatel (the “Acquisition Agreement”).

WHEREAS, the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, is used when such Loan comprising such Borrowing is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and the other documents listed or required to be listed on Schedule 1.01(a).

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a) (x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (b) 1.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article IX.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, (x) for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an officer or director of the person specified, (y) for purposes of this Agreement, LightSquared Inc. shall be deemed to be an “Affiliate” of Borrower and (z) for purposes of this Agreement, Jefferies LLC and its Affiliates shall be deemed to be “Affiliates” of Jefferies Finance LLC. Jefferies LLC and its Affiliates (including Jefferies Finance LLC) are not, and shall not be deemed to be, “Affiliates” of Borrower.

“Affiliated Debt Fund” shall mean any Affiliate of Borrower (other than the Borrower or any of its Subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, is not organized for the purpose of making equity investments, and with respect to which (i) any such Affiliated Debt Fund has in place customary information barriers between it and Borrower and any other Affiliate of Borrower that is not primarily engaged in the investing activities described above, (ii) its managers have fiduciary duties to the investors thereof independent of and in addition to their duties to such Affiliate of Borrower, and (iii) investment vehicles managed or advised by such Affiliate of

Borrower that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not, either directly or indirectly, make investment decisions for such entity.

“Affiliated Lender” shall mean a Lender that is an Affiliate of Borrower (other than the Borrower or any of its Subsidiaries).

“Affiliated Lender Assignment and Assumption” shall mean an assignment an assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required pursuant to Section 10.04(j)) and accepted by the Administrative Agent pursuant to the terms thereof, in such form as shall be approved by the Administrative Agent (including electronic documentation generated by ClearPar, Markitclear or other electronic platform). To the extent approved by the Administrative Agent, an Affiliated Lender Assignment and Assumption may be electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent.

“Agents” shall mean the Arranger, the Documentation Agent, the Syndication Agent, the Administrative Agent, and the Book Manager; and “Agent” shall mean any of them as the context requires.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day, (b) 2.00%, (c) the Federal Funds Effective Rate in effect on such day plus 0.50% and (d) except during the Eurodollar Unavailability Period, the Adjusted LIBOR Rate for a Eurodollar Loan with a one-month interest period (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (c) or (d), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the then applicable or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the then applicable Adjusted LIBOR Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21.

“Applicable Margin” shall mean, for any day with respect to any Loan that is an ABR Loan, 9.00% per annum and any Loan that is a Eurodollar Loan, 10.00% per annum.

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that the Borrower provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents or the Lenders by means of electronic communications pursuant to Section 10.01(b).

“Approved Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any disposition of any property, by any Company and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower, in each case, to any person other than a Loan Party. Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”: (i) any disposition of assets permitted by, or expressly referred to in, Section 6.04(c), 6.05(a), or Section 6.06 (other than Section 6.06(b) or Section 6.06(i)) (ii) solely for purposes of clause (a) above, any other disposition of any property, by any Company for Fair Market Value resulting in not more than $100,000 in Net Cash Proceeds per asset sale (or series of related asset sales) and not more than $250,000 in Net Cash Proceeds in any fiscal year.

“Assignment and Assumption” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required pursuant to Section 10.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent (including electronic documentation generated by ClearPar, Markitclear or other electronic platform).

“Base Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Blackiron Equity Purchase Agreement” shall mean that certain Equity Purchase Agreement, dated as of April 17, 2013, among Rogers Communications Inc., Borrower (f/k/a Primus Telecommunications Group, Incorporated) and Primus Telecommunications Canada Inc.

“Blackiron Escrow Agreement” shall mean that certain Escrow Agreement, dated as of April 17, 2013, among Rogers Communications Inc., Primus Telecommunications Canada Inc. and JPMorgan Chase Bank, NA.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Book Manager” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law or other governmental action to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, without duplication, (a) any expenditure or commitment to expend money for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries or Schuff and its Subsidiaries, as the case may be, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations and Synthetic Lease Obligations, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(g), (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (iii) Permitted Acquisitions.

“Capital Lease” shall mean, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease or other lease were accounted for as a Capital Lease)

required to be classified and accounted for as Capital Leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized, if such Synthetic Lease or other lease were accounted for as a Capital Lease) determined in accordance with GAAP.

“Capital Requirements” shall mean, as to any person, any matter, directly or indirectly, (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of such person’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by such person or any person controlling such person (including any direct or indirect holding company), or the manner in which such person or any person controlling such person (including any direct or indirect holding company), allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Cash Equivalents” shall mean, as of any date of termination and as to any person, any of the following (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person, (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above, and (f) in the case of any Foreign Subsidiary only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof).

“Casualty Event” shall mean any loss of title (other than through a consensual disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company. “Casualty Event” shall include any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

A “Change in Control” shall mean the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Stock of Borrower representing a greater percentage than the percentage “beneficially owned” by the Permitted Holders of the total outstanding Voting Stock of Borrower (and taking into account all such securities that such person or group has the right to acquire (whether pursuant to an option right or otherwise)) or (ii) Borrower ceases to own, directly or indirectly, Equity Interests representing more than 50% of the total economic interests of the Equity Interests of Schuff; or

(e) during any period of 12 consecutive months, a majority of the members of the Board of Directors of Borrower cease to be composed of individuals (i) who were members of that Board of Directors at the commencement of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clause (i) constituting at the time of such election or nomination at least a majority of that Board of Directors or by the Permitted Holders or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of that Board of Directors (excluding, in the case of both preceding clauses (i) and (ii), any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors occurs as a result of an actual (or threatened) solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors).

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, policy, or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary,

(x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.13.

“Claims” shall have the meaning assigned to such term in Section 10.03(b).

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Coverage Ratio” shall mean, as of any date of determination, the ratio of the Loan Collateral to Consolidated Secured Debt.

“Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Loan hereunder in the amount set forth on Annex I to this Agreement or on Schedule 1 to the Assignment and Assumption or an Affiliated Lender Assignment and Assumption pursuant to which such Lender assumed its Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate principal amount of the Lenders’ Commitments on the Closing Date is $17,000,000.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 10.01(b).

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer of Borrower substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent and Borrower.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Schuff and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Schuff and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, without duplication, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Schuff only if a corresponding amount of cash would be permitted to be distributed to Schuff by such Subsidiary by operation of the terms of its Organizational Documents and all agreements, instruments, Orders and other Legal Requirements applicable to such Subsidiary or its equityholders during such period):

(a) Consolidated Interest Expense for such period;

(b) Consolidated Amortization Expense for such period;

(c) Consolidated Depreciation Expense for such period;

(d) Consolidated Tax Expense for such period;

(e) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period or the amortization of a prepaid cash item that was paid in a prior period or any write-down or writeoff of assets for such period); and

(f) increases in any change in LIFO reserves for such period determined on a consolidated basis in accordance with GAAP; and

(y) subtracting therefrom the aggregate amount of all non-cash charges increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Schuff and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Schuff and its Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by Schuff or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing, receivables financings and similar credit transactions for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Schuff or any of its Subsidiaries for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by Schuff or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Schuff or any of its Wholly Owned Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;

(e) all interest paid or payable with respect to discontinued operations of Schuff or any of its Subsidiaries for such period;

(f) the interest portion of any payment obligations of Schuff or any of its Subsidiaries for such period deferred for payment at any future time, whether or not such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; and

(g) all interest on any Indebtedness of Schuff or any of its Subsidiaries of the type described in clause (e) or (j) of the definition of “Indebtedness” for such period;

provided that Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Schuff and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person (other than a Subsidiary of Schuff) in which any person other than Schuff or any of its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Schuff or (subject to clause (b) below) any of its Wholly Owned Subsidiaries from such person during such period;

(b) the net income of any Subsidiary of Schuff during such period to the extent that the declaration and/or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument, Order or other Legal Requirement applicable to that Subsidiary or its equityholders during such period, except that Schuff’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c) earnings resulting from any reappraisal, revaluation or write-up of assets; and

(d) any extraordinary noncash gain (or extraordinary noncash loss), together with any related provision for taxes on any such noncash gain (or the tax effect of any such noncash loss), recorded or recognized by Schuff or any of its Subsidiaries during such period.

“Consolidated Secured Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries (other than Schuff and its Subsidiaries) determined on a consolidated basis in accordance with GAAP and is secured by a Lien on any property of Borrower and its Subsidiaries (other than Schuff and its Subsidiaries).

“Consolidated Tax Expense” shall mean, for any period, the tax expense (including federal, state, local and foreign income taxes) of Schuff and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other monetary obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Convertible Preferred Stock” shall mean the Series A-1 Convertible Participating Preferred Stock issued by the Borrower on or prior to the date that is 10 Business Days after the Closing Date in an aggregate principal amount of $10,000,000.

“Credit Extension” shall mean the making of a Loan by a Lender.

“Credit Facility” shall mean term loan facility provided for hereunder.

“Debt Issuance” shall mean the incurrence by any Company of any Indebtedness after the Closing Date (including any Indebtedness permitted by Section 6.01(l) but excluding any other Indebtedness permitted by Section 6.01).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulted Loan” shall have the meaning assigned to such term in Section 2.16(c).

“Defaulting Lender” shall mean any Lender that has (a) failed to pay over to Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (unless the subject of a good faith dispute), or (b) (i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its Properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (b), Borrower and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority; provided that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 10.04(h). Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to Borrower and each other Lender.

“Disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, license, assignment, transfer or other disposition of such property (including (i) by way of merger or consolidation, (ii) any Sale and Leaseback Transaction and (iii) any Synthetic Lease).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (c) contains any repurchase or payment obligation which may come into effect prior to the first anniversary of the Maturity Date.

“Disqualified Lenders” means those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing to the Administrative Agent prior to the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

“Dividend” shall mean, with respect to any person, that such person has paid a dividend or returned any equity capital to the holders of its Equity Interests or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Equity Interests of such person (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

“Eligible Assignee” shall mean (a) any person that meets the requirements to be an assignee under Section 10.04(b) (subject to such consents, if any, as may be required under Section 10.04(b)), (b) an Affiliated Lender solely to the extent permitted under Section 10.04(j) and (c) the Borrower solely to the extent permitted under Section 10.04(j), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.19.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by any Company.

“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health (to the extent resulting from exposure to Hazardous Materials) or the Environment.

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to human health (as it relates to exposure to Hazardous Materials) or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health (as it relates to exposure to Hazardous Materials).

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), or if such person is a limited liability company, membership interests and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Borrower after the Closing Date of any Equity Interests in Borrower (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests in Borrower or (ii) any contribution to the capital of Borrower; provided, however, that an Equity Issuance shall not include (x) any Preferred Stock Issuance or Debt Issuance and (y) any such sale or issuance by Borrower of not more than an aggregate amount of 5.0% of its Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests but excluding Disqualified Capital Stock), in each case, to directors, officers or employees of any Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. Any former ERISA Affiliate of a person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such person or such Subsidiary and with respect to liabilities arising after such period for which such person or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six years after such period if no such liability has been asserted against such person or such Subsidiary; provided, however, that such person or such Subsidiary shall continue to be an ERISA Affiliate of such person or such Subsidiary after the expiration of the six-year period solely with respect to any liability asserted against such person or such Subsidiary prior to the expiration of such six-year period.

“ERISA Event” shall mean (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (ix) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan; (x) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company or any of its ERISA Affiliates; or (xi) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against the Company in connection with any Employee Benefit Plan.

“Escrow Agreements” shall mean, collectively the Blackiron Escrow Agreement and the NA Telecom Escrow Agreement.

“Escrow Accounts” shall have the meaning assigned to such term in the Escrow Agreements.

“Escrowed Amounts” shall mean any amount received by any Company pursuant to the Escrow Agreements.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” shall have the meaning assigned to such term in Article VIII, and shall include any Default.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) in the case of a Foreign Lender, any United States federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (other than pursuant to a request by Borrower under Section 2.16) or designates a new lending office, except, in each case, to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.15(a), (c) Taxes attributable to such recipient’s failure to comply with Sections 2.15(f) and (g) and (d) any United States federal withholding tax imposed as a result of FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.21.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Extraordinary Receipts” shall mean any cash received by or paid to or for the account of any person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance, judgments, settlements, condemnation awards (and payments in lieu thereof), indemnity payments, and any purchase price adjustments; provided, that, for the avoidance of doubt, the following shall not be Extraordinary Receipts: (i) the receipt by Borrower of amounts pursuant to Section 2.15(h), (ii) the receipt by Borrower from a third-party that is not an Affiliate of any Company of cash in exchange for the issuance of Qualified Capital Stock, and (iii) the receipt of insurance proceeds, condemnation awards and other compensation received in respect of any Casualty Events.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of Borrower, or the Subsidiary of Borrower selling such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential Fee Letter, dated September 8, 2014, among Borrower and Jefferies Finance LLC.

“Fees” shall mean the Administrative Agent Fee and the other fees referred to in Section 2.05.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees, officers or directors employed, or otherwise engaged, outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Funding Default” shall have the meaning assigned to such term in Section 2.16(c).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, in connection with the disposition (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law or of any actual or threatened presence or Release in, on, into or from the Environment, or the use, disposal or handling of Hazardous Material on, at, under, from or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.

“Granting Lender” shall have the meaning assigned to such term in Section 10.04(h).

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, underground or aboveground storage tanks, whether empty or containing any substance, any mold, microbial or fungal contamination that could pose a risk to human health or the Environment or would negatively impact the condition of the Real Property or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Immaterial Subsidiaries” shall mean, as of any date, any Subsidiary that (a) does not have total assets in excess of $100,000 and (b) taken together with all Immaterial Subsidiaries as of such date, do not have total assets in excess of $250,000; provided that Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01(e), and Borrower shall update such Schedule from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as Borrower may determine).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such person issued or assumed as part of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 60 days); (e) all Indebtedness secured by any Lien on property owned or acquired by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such person; (g) all obligations of such person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such person, valued, in the case of a redeemable preferred Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) for purposes of Section 8.01(f), all Hedging Obligations, valued at the Hedging Termination Value thereof; (i) all non-contingent obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Insolvency Laws” shall mean the Bankruptcy Code of the United States, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Loan, the Maturity Date and, after such maturity, on each date on which demand for payment is made.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, nine or twelve months) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“IRS” shall mean the U.S. Internal Revenue Service.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Legal Requirements” shall mean, as to any person, the Organizational Documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject, in each case whether or not having the force of law. For purposes of Section 2.15, the term “applicable Legal Requirements” shall mean FATCA.

“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the date hereof, and (b) each financial institution or other person that becomes a party hereto pursuant to an Assignment and Assumption or an Affiliated Lender Assignment and Assumption, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Assumption or an Affiliated Lender Assignment and Assumption.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full

Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Reuters Screen LIBOR01 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), judgment liens, pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, servitude, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement and any lease in the nature thereof and any option, call, trust, contractual, statutory, UCC (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Collateral” shall mean, collectively, without duplication, (i) (x) the fraction the numerator of which is the number of shares of common stock ($.001 par value) of Schuff held directly or indirectly by Borrower and the denominator of which is the aggregate number of fully diluted shares of common stock ($.001 par value) of Schuff of multiplied by (y) the Schuff Equity Value, (ii) the amount of cash and Cash Equivalents in excess of $8,000,000 that is (x) shown on the most recent financial statements of Borrower delivered pursuant to Section 5.01(a) or (b) and (y) subject to a Lien in favor of the collateral agent under the May 2014 Credit Agreement pursuant to the May 2014 Security Documents and deposited in accounts over which such collateral agent has Control, (iii) Borrower’s rights, title or interests in any amounts to be received in accordance with the Escrow Agreements other than (w) 20% of the Escrow Deposit (as defined in the Blackiron Escrow Agreement), (x) the Indemnity Escrow Amount (as defined in the NA Telecom Escrow Agreement), (y) 50% of the Second Closing Escrow Amount (as defined in the NA Telecom Escrow Agreement and (z) 50% of the ETA Escrow Amount (as defined in the NA Telecom Escrow Agreement), (iv) the amount of proceeds received or expected to be received by Borrower upon the exercise of the Class A1 warrants of the Borrower and (v) after-acquired properties subject to a security interest under any May 2014 Security Document or future acquisitions of subsidiaries that become Loan Parties as shall be agreed by the Administrative Agent from time to time in its sole discretion.

“Loan Documents” shall mean this Agreement, the Notes (if any), any other agreements, documents and instruments providing for or evidencing any other Obligations, and any other document or instrument executed or delivered at any time in connection with any Obligations, including any intercreditor or joinder agreement among holders of Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time, and, except for purposes of Section 10.02(b), the Fee Letter.

“Loan Parties” shall mean Borrower and the Subsidiary Guarantors.

“Loans” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.01(a). Each Loan shall be either an ABR Loan or a Eurodollar Loan.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on, or material adverse change in, the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), properties, solvency, business or value of the Companies, taken as a whole, or the Loan Parties, taken as a whole, (b) material impairment of the ability of the Borrower to fully and timely perform any of its obligations under any Loan Document or (c) a material impairment of the rights of or benefits or remedies available to the Lenders or any Agent under any Loan Document.

“Material Agreement” shall mean any agreement, contract or instrument to which any Company is a party or by which any Company or any of its properties is bound (i) pursuant to which any Company is required to make payments or other consideration, or will receive payments or other consideration, in excess of $5,000,000 in any twelve month period, (ii) governing, creating, evidencing or relating to Material Indebtedness of any Company, or (iii) the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness or Hedging Obligations of any Company in an aggregate outstanding principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Company at any time shall be the Hedging Termination Value thereof at such time.

“Maturity Date” shall mean February 28, 2016 or, if later, the date which is 91 days after the final maturity date of the loans under the May 2014 Credit Agreement or, in each case, if such date is not a Business Day, the first Business Day thereafter.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.13.

“May 2014 Credit Agreement” shall mean that certain Credit Agreement, dated as of May 29, 2014, among, among others, the Borrower, the subsidiary guarantors party from time to time thereto, the lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent and collateral agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“May 2014 Credit Documents” shall mean the May 2014 Credit Agreement and the other documents entered into in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“May 2014 Security Documents” shall mean that certain Security Agreement by and among Borrower and the other grantors party thereto, dated as of May 29, 2014 and the other mortgages, pledge agreements, control agreements and other documents entered into in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA, (a) to which any Company or any of its ERISA Affiliates is then making or accruing an obligation to make contributions, (b) to which any Company or any of its ERISA Affiliates has within the preceding six plan years made or been obligated to make contributions, or (c) with respect to which any Company could incur liability, whether absolute or contingent.

“NA Telecom Escrow Agreement” shall mean that certain Escrow Agreement, dated as of July 31, 2014, among PTUS, Inc., PTCAN, Inc., Borrower (f/k/a Primus Telecommunications Group, Incorporated) and JPMorgan Chase Bank, N.A.

“NA Telecom Purchase Agreement” shall mean that certain Equity Purchase Agreement, dated as of May 10, 2013, among PTUS, Inc., PTCAN, Inc., Borrower (f/k/a Primus Telecommunications Group, Incorporated), Primus Telecommunications Holding, Inc., Primus Telecommunications International, Inc. and Lingo Holdings, Inc.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by any Company associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any (i) Debt Issuance, (ii) Equity Issuance (iii) other issuance or sale of Equity Interests by Borrower or any of its Subsidiaries, or (iv) any Extraordinary Receipts, the cash proceeds thereof received by any Company, net of reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by any Company in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Non-Public Information” shall mean material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower and its Subsidiaries or their securities.

“Notes” shall mean any notes evidencing the Loans issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit I.

“Obligations” shall mean (a) all obligations of Borrower from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of Borrower under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“OFAC” shall have the meaning assigned to such term in Section 3.21(b).

“Officers’ Certificate” shall mean a certificate executed by a Responsible Officer in his or her official (and not individual) capacity.

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation, articles of incorporation or deed of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constituent documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constituent documents) of such person (and, where applicable, the equityholders or shareholders registry of such person), (iv) in the case of any general partnership, the partnership agreement (or similar constituent document) of such person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.

“Other List” shall have the meaning assigned to such term in Section 6.19.

“Other Taxes” shall mean any and all present or future stamp, documentary, intangible, recording, filing or similar Taxes (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(e).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 3.21(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or any of its ERISA Affiliates or with respect to which any Company could incur liability, whether absolute or contingent (including under Section 4069 of ERISA).

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person, (b) acquisition of a majority of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

(i) no Default or Event of Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, (A) the Collateral Coverage Ratio shall be equal to or greater than 1.7:1.0 and (B) unless expressly approved by the Administrative Agent in its sole discretion, the person or business to be acquired shall have generated positive cash flow for the Test Period most recently ended prior to the date of consummation of such acquisition;

(iii) after giving effect to such transaction on a Pro Forma Basis, the aggregate amount of all unrestricted cash and Cash Equivalents of the Loan Parties shall be at least (x) $17,500,000 or, (y) if the aggregate principal amount of Consolidated Secured Debt outstanding on the date of such acquisition is less than $65,000,000, $12,500,000;

(iv) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or Contingent Obligation (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired;

(v) [reserved];

(vi) the Board of Directors of the person to be acquired shall not have indicated its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Legal Requirements;

(viii) Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period that is available, (B) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (C) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent;

(ix) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

(x)(a) in the case of an acquisition of all or substantially all of the property of any person, (A) the person making such acquisition is Borrower or a Subsidiary

Guarantor, and (B) to the extent required under the May 2014 Credit Documents, upon consummation of the Permitted Acquisition, the person being so acquired becomes a Subsidiary Guarantor, (b) in the case of an acquisition of the Equity Interests of any person, (A) the person making such acquisition is Borrower or a Subsidiary Guarantor and (B) no less than a majority of the Equity Interests of the target person shall be acquired by the person making such acquisition, and (c) in the case of a merger or consolidation or any other combination with any person, the person surviving such merger, consolidation or other combination (x) is Borrower or a Subsidiary Guarantor or (y) to the extent required under the May 2014 Credit Documents, upon consummation of the Permitted Acquisition becomes a Subsidiary Guarantor.

(xi) in the case of the acquisition of 100% of the Equity Interests of any person (including by way of merger, consolidation or other combination), such person shall own no Equity Interests of any other person (other than de minimis amounts) unless either (x) such person owns 100% of the Equity Interests of such other person or (y) if such person owns Equity Interests in any other person which is not a Wholly Owned Subsidiary of such person, (1) such non-Wholly Owned Subsidiary shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) any such non-Wholly Owned Subsidiary of the respective person shall have been a non-Wholly Owned Subsidiary of such person prior to the date of the respective Permitted Acquisition and (3) such person and/or its Wholly-Owned Subsidiaries own at least 95% of the total value of all the assets owned by such person and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of non-Wholly Owned Subsidiaries held by such person and its Wholly Owned Subsidiaries).

(xii) at least three Business Days prior to the proposed date of consummation of each such transaction, Borrower shall have delivered to the Administrative Agent and the Lenders an Officers’ Certificate certifying that such transaction and related series of transactions complies with this definition (which Officers’ Certificate shall have attached thereto reasonably detailed backup data and calculations showing such compliance).

“Permitted Hedging Agreement” shall mean any Hedging Agreement to the extent constituting a swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view.”

“Permitted Holders” shall mean Harbinger Group, Inc.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Person” shall mean any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Platform” shall mean IntraLinks, SyndTrak or a substantially similar electronic transmission system.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by any Company of any Preferred Stock after the Closing Date.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to (a) the Acquisition or (b) any Asset Sale, Permitted Acquisition, Investment or Dividend, as if the Asset Sales, Permitted Acquisitions, Investments or Dividends consummated during the applicable period, and any Indebtedness or other liabilities incurred in connection with the Acquisition or Asset Sale, Investment or Dividend had been consummated and incurred at the beginning of such period. For purposes of this definition, if any Indebtedness to be so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period (taking into account any applicable interest rate Hedging Agreements).

“Projections” shall have the meaning assigned to such term in Section 3.04(b).

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.

“Public Lenders” shall mean Lenders that do not wish to receive Non-Public Information with respect to Borrower or its Subsidiaries.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests of any person owning fixed or capital assets) or the cost of installation, construction or improvement of any fixed or capital assets provided, however, that (i) such Indebtedness is incurred within 90 days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any person owning the applicable fixed or capital assets) by such person and (ii) the amount of such Indebtedness does not exceed the lesser of 100% of the Fair Market Value of such fixed or capital asset or the cost of the acquisition, installation, construction or improvement thereof, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Person” shall mean, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and Controlling persons of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 9.05 or any comparable provision of any Loan Document.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any Real Property.

“Required Lenders” shall mean, at any date of determination, Lenders having Loans and Commitments representing more than 50% of the sum of all Loans outstanding and Commitments at such time; provided that (i) the Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time and (ii) the portion of any Loans held by Affiliated Debt Funds in the aggregate in excess of 49.9% of the Required Amount of Loans shall be disregarded in determining Required Lenders at any time. For purposes of the foregoing, “Required Amount of Loans” means, at any time, the amount of Loans required to be held by Lenders in order for such Lenders to constitute “Required Lenders” (without giving effect to the foregoing clause (ii)).

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any words of similar import defined under other applicable Environmental Law, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, remediate, contain, assess, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (ii) prevent, stop, control or minimize the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies, investigations, maintenance or monitoring in connection with, following, or as a precondition to or to determine the necessity of, the actions set forth in clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of any Company, the payment, prepayment, repurchase, defeasance or acquisition for value of which is restricted under Section 6.11.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended from time to time and, and any successor statute.

“Schuff” shall mean Schuff International, Inc., a Delaware corporation.

“Schuff Equity Value” shall mean an amount equal to (w) 5.6 multiplied by Consolidated EBITDA of Schuff for the latest twelve-month period for which financial statements have been delivered pursuant to Section 5.01 (a) and (b) minus (x) the aggregate principal amount of Indebtedness of Schuff and its Subsidiaries outstanding as of the date of determination, plus (y) cash and Cash Equivalents of Schuff and its Subsidiaries as of the date of determination minus (z) the amount of “Non-controlling interest” as shown on the most recent financial statements of Schuff delivered pursuant to Section 5.01(a) or (b).

“SDN List” shall have the meaning assigned to such term in Section 6.19.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time and, and any successor statute.

“Solvency Certificate” shall have the meaning assigned to such term in Section 4.01(h).

“SPC” shall have the meaning assigned to such term in Section 10.04(h).

“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal,

supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Subordinated Indebtedness” shall mean Indebtedness of any Company that is by its terms subordinated in right of payment to all or any portion of the Obligations.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any other corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such parent or one or more of the other subsidiaries of the parent, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such parent or any subsidiary of such parent is a controlling general partner or otherwise controls such entity. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary Guarantor under the May 2014 Credit Agreement.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Synthetic Lease” shall mean, as to any person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor or (b)(i)a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a Sale and Leaseback Transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Insolvency Laws to such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Company is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than a Company of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness.

“Target” shall mean any person acquired pursuant to Section 6.07(f).

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges imposed by a Governmental Authority, and any and all interest, fines, penalties or additions with respect to the foregoing.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 4.01(n)(iii).

“Transaction Documents” shall mean the Acquisition Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, the Transaction Documents, including (a) the consummation of the Acquisition, (b) the execution, delivery and performance of the Loan Documents and the initial Credit Extensions hereunder and (c) the payment of all fees, costs and expenses to be paid on or prior to the Closing Date owing in connection with the foregoing.

“Type” shall mean, when used in reference to any Loan or Borrowing, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined on the basis of Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, with respect to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% Equity Interest (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) at such time.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by type (e.g., a “Eurodollar Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate”. The words “asset” and “property” shall be construed to have the same meaning and effect. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio or compliance with any requirement set forth in any Loan Document, and Borrower or the Required Lenders shall so request, the Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and Borrower); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 6.10) that would have resulted if such financial statements had been prepared without giving effect to such change.

Section 1.05 Pro Forma Calculations. With respect to any applicable period during which the Acquisition, Asset Sale, Permitted Acquisition, Investment or Dividend occurs as permitted pursuant to the terms hereof, the financial covenants set forth in Section 6.10 shall be calculated with respect to such period and the Acquisition, Asset Sale, Permitted Acquisition, Investment or Dividend on a Pro Forma Basis.

Section 1.06 Resolution of Drafting Ambiguities. The Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof or thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Loan to Borrower on the Closing Date in the principal amount equal to its Commitment. Amounts paid or prepaid in respect of Loans may not be reborrowed.

Section 2.02 Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lender to make such Loan and Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings in the aggregate outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Borrowing Procedure. To request a Borrowing, Borrower shall deliver, by hand delivery or facsimile (or transmit by other electronic transmission, if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request for a Loan shall be irrevocable and shall specify the following information:

(a) the aggregate amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”;

(e) the location and number of Borrower’s account to which funds are to be disbursed; and

(f) that the conditions set forth in Sections 4.02(b)-(c) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Evidence of Debt; Repayment of Loans. (a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Loan of such Lender as provided in Section 2.09.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Sections 2.04(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to pay, and perform, the Obligations in accordance with the Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall promptly (and, in all events, within five Business Days of receipt of such written notice) prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit I. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.05 Fees.

(a) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(b) Upfront Fees. Borrower agrees to pay to each Lender on the Closing Date an upfront fee equal to 4.00% of the aggregate amount of Commitments of such Lender.

(c) Other Fees. Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between Borrower and the applicable Agents.

(d) Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fees provided under Section 2.05(c) directly to the Agents. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans. (a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Notwithstanding the foregoing, during an Event of Default, all Obligations shall be payable upon demand and shall, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Sections 2.06(a) and (b) or (ii) in the case of any other Obligation, 2.0% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Accrued interest on each Loan shall be payable (x) at any time prior to the date the loans and other obligations under the May 2014 Credit Agreement have been indefeasibly paid in full, by capitalizing and adding such interest to the then-outstanding principal amount of such Loan and (y) at any time after the date the loans and other obligations under the May 2014 Credit Agreement have been indefeasibly paid in full, in cash and, in each case in arrears on each Interest Payment Date for such Loan; provided that (i) after the date the loans and other obligations under the May 2014 Credit Agreement have been indefeasibly paid in full, interest accrued pursuant to Section 2.06(c) (including interest on past due interest) and all interest accrued but unpaid on or after the Maturity Date shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to clause (a) of the definition of the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14, bear interest for one day. The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07 Termination of Commitments. The Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.

Section 2.08 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time.

(b) To make an election pursuant to this Section 2.08, Borrower shall deliver, by hand delivery or facsimile (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Repayment of Loans. To the extent not previously irrevocably paid in full in cash, all Loans shall be due and payable on the earlier to occur of (x) the Maturity Date and (y) the date that is one Business Day after the date the loans and other obligations under the May 2014 Credit Agreement have been indefeasibly paid in full.

Section 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time after the loans and other obligations under the May 2014 Credit Agreement have been indefeasibly paid in full to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $250,000.

(b) Escrowed Amounts. Subject to the terms of Section 2.10(i) below, not later than one Business Day following the receipt of any Escrowed Amounts by any Company, Borrower shall apply 50% of such Escrowed Amounts to make prepayments in accordance with Sections 2.10(h);

(c) Asset Sales. Subject to the terms of Section 2.10(i) below, not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by any Company (other than (x) Schuff and its Subsidiaries and (y) any Target and its Subsidiaries), Borrower shall apply 75% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(h).

(d) Equity Issuance or Dividends. (i) Subject to the terms of Section 2.10(i) below, not later than one Business Day following the receipt of any Net Cash Proceeds of any Equity Issuance by any Company (other than (x) Schuff and its Subsidiaries and (y) any Target and its Subsidiaries), Borrower shall make prepayments in accordance with Section 2.10(h) in an aggregate principal amount equal to (x) 75% of such Net Cash Proceeds of any Equity Issuance

(other than any Equity Interests issued upon the exercise of any warrant or option or equity-based derivative) and (y) 50% of such Net Cash Proceeds of Equity Interests issued upon the exercise of any warrant or option or equity-based derivative.

(ii) Subject to the terms of Section 2.10(i) below, not later than one Business Day following the receipt of any proceeds by Borrower from Dividends made by Schuff directly or indirectly to Borrower, Borrower shall make prepayments in accordance with Section 2.10(h) in an aggregate principal amount equal to 100% of the proceeds of such Dividends;

(e) Extraordinary Receipts. Subject to the terms of Section 2.10(i) below, not later than one Business Day following the receipt of any Net Cash Proceeds from an Extraordinary Receipts by any Company (other than (x) Schuff and its Subsidiaries and (y) any Target and its Subsidiaries), Borrower shall apply an amount equal to 75% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h).

(f) Debt Issuance or Preferred Stock Issuance. Subject to the terms of Section 2.10(i) below, not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance (other than Debt Issuances made pursuant to Section 6.01(l)) or Preferred Stock Issuance (other than issuance of Convertible Preferred Stock) by any Company (other than (x) Schuff and its Subsidiaries and (y) any Target and its Subsidiaries), Borrower shall make prepayments in accordance with Section 2.10(h) in an aggregate principal amount equal to 75% of such Net Cash Proceeds.

(g) Casualty Events. Subject to the terms of Section 2.10(i) below, not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by any Company (other than (x) Schuff and its Subsidiaries and (y) any Target and its Subsidiaries), Borrower shall apply an amount equal to 75% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h); provided that:

(i) so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower has delivered a certificate of a Responsible Officer of Borrower to the Administrative Agent on or prior to such date setting forth Borrower’s intention to repair, replace or restore the property that was the subject of such Casualty Event, no later than 180 days following the date of receipt of such proceeds (the “Casualty Proceeds Receipt Date”); and

(ii) if all or any portion of such Net Cash Proceeds shall not be so applied within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(g).

(h) Application of Prepayments.

(i) Prior to any optional prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(h)(iii), subject to the provisions of this Section 2.10(h).

(ii) Amounts to be applied pursuant to this Section 2.10 to the prepayment of shall be applied, as applicable, first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans.

(iii) Notice of Prepayment. Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

(iv) Waiver of Mandatory Prepayments. Notwithstanding the foregoing provisions of this Section 2.10, (i) in the case of any mandatory prepayment of the Loans on or prior to the date that is six months after the Closing Date, Lenders may waive, by written notice to Borrower and the Administrative Agent on or before the date on which such mandatory prepayment would otherwise be required to be made hereunder, the right to receive the amount of such mandatory prepayment of the Loans, (ii) if any Lender or Lenders elect to waive the right to receive the amount of such mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay the Loans of such Lender or Lenders shall be offered by Borrower to the remaining non-waiving Lender or Lenders on a pro rata basis, based on the respective principal amounts of their outstanding Loans, (iii) if and to the extent any such non-waiving Lender does not elect by written notice to Borrower and the Administrative Agent within three Business Days following the date on which the offer is made pursuant to clause (ii) above to accept such offer, such Lender shall be deemed to have rejected such offer, and (iv) any amounts not applied to the prepayment of Loans pursuant to clause (ii) or clause (iii) above may be retained by Borrower and used in accordance with the terms herein.

Notwithstanding any other provisions of this Section 2.10, (A) to the extent that (v) any of or all the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.10(c), (w) any of or all the Net Cash Proceeds of any Equity Issuance made by a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.10(d), (x) any of or all the Net Cash Proceeds from Extraordinary Receipts received by a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.10(e), (y) any of or all the Net Cash Proceeds of any Debt Issuance by a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.10(f) or (z) any of or all the Net Cash Proceeds of any Casualty Event of a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.10(g), in each case are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.10 but may be retained by the applicable Foreign Subsidiary so long as the applicable local law will not permit repatriation to the United States (Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.10 and (B) to the extent that Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds described in clause (A) above would have a material adverse tax consequence to such Foreign Subsidiary or the Borrower (directly or indirectly) (Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all customary actions to eliminate any material adverse tax consequence), the Net Cash Proceeds so affected shall not be required to be applied to repay the Loans at the times required by this Section 2.l0 and may be retained by the applicable Foreign Subsidiary so long as repatriation would result in a material adverse tax consequence with respect to such Net Cash Proceeds.

(i) Notwithstanding the foregoing provisions of this Section 2.10, no prepayment of the Loans shall be permitted or required pursuant to Section 2.10(b), (c), (d), (e), (f) or (g) until the loans and other obligations under the May 2014 Credit Agreement have been indefeasibly paid in full or such prepayment has been waived by the lenders under the May 2014 Credit Agreement in accordance with Section 2.10 therein.

Section 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(ii) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.12 Increased Costs; Change in Legality. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against property of, deposits with or for the account of, or credit extended by or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender; or

(iii) subjects any Lender or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes indemnified pursuant to Section 2.15 and (B) Excluded Taxes) on its Loans, principal, letters of credit, Commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or the Administrative Agent, upon its demand, such additional amount or amounts as will compensate such Lender or the Administrative Agent for such additional costs incurred or reduction suffered, it being understood that, to the extent duplicative of the provisions of Section 2.15, this Section 2.12 shall not apply to Taxes. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. The protection of this Section 2.12 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(b) If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company, for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 2.12(a) or (b) shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within three Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender for any increased costs or reductions incurred more than 365 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to indicate the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness (as determined in good faith by such Lender)) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Loan (or to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn by such Lender by written notice to Borrower and to the Administrative Agent; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.12(f).

In the event any Lender shall exercise its rights under clause (i)or (ii)above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(f) For purposes of Section 2.12(e), a notice to Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by Borrower.

Section 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate excluding the Applicable Margin that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within three Business Days after receipt thereof.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 10.08) or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.14(c) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of its Loans to any Eligible Assignee or participant, other than to any Company or any Affiliates thereof (as to which the provisions of this Section 2.14(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received written notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to 2.14(d) or 10.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction, reduction or withholding for any and all Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes shall be required by applicable Legal Requirements to be deducted or withheld from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all such required deductions (including such deductions, reductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) the Borrower, if applicable, shall make such deductions, reductions or withholdings and (iii) the Borrower, if applicable, shall timely pay the full amount so deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b) In addition, and without any duplication, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Administrative Agent reimburse it for payment of, any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within three Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (in each case, with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within 30 days following any such payment being due, by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Legal Requirements, such properly completed and executed documentation prescribed by applicable Legal Requirements or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Foreign Lender shall (i) furnish to Borrower and the Administrative Agent either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form), (b) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8ECI (or successor form) (c) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8EXP (or successor form) or (d) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8IMY (or successor form) (with any required attachments), certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all payments hereunder, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, provide a new Form W-8BEN (or successor form), Form W-8ECI (or successor form), Form W-8EXP (or successor form) or Form W8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payment hereunder (or shall promptly notify Borrower and the Administrative Agent of its legal inability to provide such form); provided that any Foreign Lender (or other beneficial owner of a payment hereunder) that is relying on the so-called “portfolio interest exemption” within the meaning of Section 881(c) of the Code shall also furnish a “U.S. Tax Compliance Certificate” in the form of Exhibit L if it is furnishing a Form W-8BEN. Any Lender that is not a Foreign Lender shall (i) furnish to Borrower and the Administrative Agent two accurate and complete originally executed U.S. Internal Revenue Service Form W-9 (or successor form) certifying its exemption from backup withholding, or shall otherwise establish an exemption from U.S. backup withholding and (ii) upon reasonable request by Borrower or the Administrative Agent, provide a new From W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form.

(g) If a payment made to a Lender hereunder may be subject to U.S. federal withholding tax under FATCA, such Lender shall deliver to Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the

Administrative Agent, such documentation prescribed by applicable Legal Requirements and such additional documentation reasonably requested by Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(g), the term “FATCA” shall include any amendments to FATCA after the date hereof.

(h) If the Administrative Agent or a Lender (or an assignee) determines in its sole discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within three Business Days after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority. Nothing contained in this Section 2.15(h) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it reasonably deems confidential or privileged to Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation of Obligations. If any Lender requests compensation under Section 2.12(a) or (b), or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12(a), 2.12(b) or 2.15, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender. Borrower shall pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders. In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.12(a) or (b), (ii) any Lender delivers a notice described in Section 2.12(e), (iii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.15, (iv) any Lender fails to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders and, which, in each case, has been consented to by all other Lenders or all other affected Lenders, as the case may be, or (v) any Lender defaults in its obligations to make Loans or other extensions of credit hereunder, Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (w) no Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans of such Lender affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender (including any amounts under Sections 2.12 and 2.13); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.12(a) or (b) or notice under Section 2.12(e) or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.12(e), or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender pursuant to Section 2.16(a)), or if such Lender shall waive its right to claim further compensation under Section 2.12(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.12(e) or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.16(b).

(c) Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any

Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Commitments and Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, except that the amount of such Defaulting Lender’s Commitments and Loans shall be included for purposes of voting, and the calculation of voting, on the matters set forth in Section 10.02(b)(i)-(ix) (including the granting of any consents or waivers) only to the extent that any such matter disproportionately affects such Defaulting Lender and (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans pursuant to Section 2.10(a) shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Loans outstanding, and (B) any mandatory prepayment of the Loans pursuant to Section 2.10 shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) in accordance with Section 2.10, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B).

For purposes of this Agreement, (i) “Funding Default” means, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender,” (ii) “Defaulted Loan” means the Loans of a Defaulting Lender; (iii) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) with respect to any Funding Default, the date on which (1) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (b) the date on which Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each of the Lenders (with references in this Article III to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) on the Closing Date that:

Section 3.01 Organization; Powers. Each Company (a) is duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and (c) is qualified, licensed and in good standing to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify, be licensed or be in good standing could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Transactions to be entered into by the Borrower are within the Borrower’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of the Borrower. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts; No Default. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of proceeds thereof (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate or result in a default or require any consent or approval under (x) the May 2014 Credit Agreement or any other indenture, instrument, agreement, or other document binding upon any Company or its property or to which any Company or its property is subject, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (y) any Organizational Document, (d) will not violate any Legal Requirement in any material respect and (e) will not result in the creation or imposition of any Lien on any property of any Company. No Default or Event of Default has occurred and is continuing.

Section 3.04 Financial Statements; Projections. (a) Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and Schuff (i) as of and for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 audited by and accompanied by the unqualified opinion of, in the case of Borrower BDO USA, LLP, independent public accountants, and in the case off Schuff, Grant Thornton LLP, independent public accountants and (ii) as of and for the three-month period ended June 30, 2014 and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP consistently applied throughout the applicable period covered, respectively, thereby and present fairly and accurately the financial condition and results of operations and cash flows of each of Borrower and Schuff as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes). As of the Closing Date, except as set forth in such financial statements, there are no material liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

(b) Borrower has heretofore delivered to the Lenders the forecasts of financial performance of (x) Borrower and its Subsidiaries for the fiscal year 2014 and (y) Borrower and its Subsidiaries (other than Schuff and its Subsidiaries) for the fiscal year 2015 (the “Projections”). The Projections were prepared in good faith by the Borrower and based upon (i) the assumptions stated therein (which assumptions were believed by the Borrower on the closing date of the May 2014 Credit Agreement to be reasonable), (ii) accounting principles consistent with the historical audited financial statements delivered pursuant to Section 3.04(a) above consistently applied throughout the fiscal years covered thereby, and (iii) the best information available to the Borrower as of the closing date of the May 2014 Credit Agreement.

(c) Since December 31, 2013, there has been no event, change, circumstance, condition, development or occurrence that has had, or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Properties. Each Company has good and marketable title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.

(a) The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) [Reserved].

(c) [Reserved].

(d) Each Company owns or has rights to use all of its property and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of its property and all such rights with respect to the foregoing do not infringe on the rights or other interests of any person, other than any infringement that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any of its property does or may violate the rights of any third party that, individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect. The Real Property is zoned in all material respects to permit the uses for which such Real Property is currently being used. The present uses of the Real Property and the current operations of each Company’s business do not violate in any material respect any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws.

(e) Except for exceptions to the following that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there is no pending or threatened condemnation or eminent domain proceeding with respect to, or that could affect any of the Real Property of the Companies.

Each parcel of Real Property is taxed as a separate tax lot and is currently being used in a manner that is consistent with and in compliance in all material respects with the property classification assigned to it for real estate tax assessment purposes.

Section 3.06 Intellectual Property. Each Company owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all patents and patent applications, trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof, technology, trade secrets, proprietary information, inventions, know-how and processes (the “Intellectual Property”), in each case necessary for the conduct of its business as currently conducted, except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(a) No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know, as of the date hereof, of any valid basis for any such claim, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except pursuant to licenses and other user agreements entered into by each Company in the ordinary course of business, no Company has done anything to authorize or enable any other person to use any such Intellectual Property. Each Company has taken commercially reasonable actions that in the exercise of their reasonable business judgment should have been taken to protect the secrecy, confidentiality and value of all trade secrets used in such Company’s business.

(b) No Violations or Proceedings. (i) To the knowledge of the Loan Parties, there is no violation by others of any right of any Company with respect to any Intellectual Property, other than such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) no Company is infringing upon or misappropriating any copyright, patent, trademark, trade secret or other intellectual property right of any other person, except as would not reasonably be expected to have a Material Adverse Effect, (iii) no Company is in breach of, or in default under, any license of Intellectual Property by any other person, to such Company, except in any case where such breach or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (iv) no proceedings have been instituted or are pending against any Company or, to the knowledge of the Loan Parties, threatened, and no claim against any Company has been received by any Company, alleging any such infringement or misappropriation, except to the extent that such proceedings or claims, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) No Impairment. Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the Transactions and the other transactions contemplated hereby and thereby, will alter, impair or otherwise affect or require the consent, approval or other authorization of any other person in respect of any right of any Company in any Intellectual Property, except to the extent that such alteration, impairment, effect, consent, approval or other authorization, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) No Agreement or Order Materially Affecting Intellectual Property. No Company is subject to any settlement, covenant not to sue or other instrument, agreement or other document, or any outstanding Order, which may materially affect the validity or enforceability or restrict in any manner such Company’s use, licensing or transfer of any of the Intellectual Property.

Section 3.07 Equity Interests and Subsidiaries. Schedule 3.07(a) sets forth a list of (i) each Subsidiary of Borrower and its jurisdiction of incorporation or organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower are directly or indirectly owned by Borrower. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests, free of any and all Liens, rights or claims of other persons, except the security interest created by the May 2014 Security Documents and any other Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted, and, as of the Closing Date, there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein).

Section 3.08 Litigation; Compliance with Legal Requirements. (a) There are no actions, suits, claims, disputes or proceedings at law or in equity by or before any Governmental Authority now pending or, to the best of the knowledge of any Loan Party, threatened against or affecting any Company or any business, property or rights of any Company (i) that purport to affect or involve any Loan Document or any of the Transactions or (ii) that have resulted, or could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.

Section 3.09 Agreements. No Company is a party to any agreement, instrument or other document or subject to any corporate or other constitutional restriction, or any restriction under its Organizational Documents, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. (a) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.

(b) No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

(c) After giving effect to the Acquisition, Margin Stock represents less than 25% of the total assets of the Borrower and its Subsidiaries on a consolidated basis.

Section 3.11 Investment Company Act, etc. No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b)subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Contingent Obligation in respect of Indebtedness.

Section 3.12 Use of Proceeds. Borrower will use the proceeds of the Loans (x) to finance the Transactions and pay any related fees and expenses, (y) for Investments and Permitted Acquisitions in each case permitted hereunder and (z) general corporate purposes.

Section 3.13 Taxes. Each Company has (a) timely filed or caused to be timely filed all federal, state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all U.S. federal income Taxes and all other material Taxes (whether or not shown on any Tax Return) due and payable by it and all material Tax assessments received by it, except Taxes or Tax assessments that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP. No Company has received written notice of any threatened tax assessments, deficiencies, audits or other proceedings and no such threatened (or any pending) tax assessments, deficiencies, audits or other proceedings could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect. No Company has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(2). No Company is party to any tax sharing or similar agreement other than any such agreement among the Companies, except any such agreement that is not primarily concerned with the sharing of Taxes.

Section 3.14 No Material Misstatements. Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither any information or similar memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.15 Labor Matters. There are no strikes, lockouts or slowdowns against any Company pending or, to the best of the knowledge of the Loan Parties, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except to the extent that the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.16 Solvency. Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of each Credit Extension, (a) the fair value of the properties of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date; and (e) each Loan Party is “solvent” within the meaning given to that term and similar terms under any United States federal or state laws relating to fraudulent transfers and conveyances.

Section 3.17 Employee Benefit Plans. (a) Except as would reasonably be expected to result in a Material Adverse Effect, the Company and each of its ERISA Affiliates is in compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans and Pension Plans. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service for all required amendments and to the Company’s knowledge nothing has occurred which would prevent, or cause the loss of, such qualification.

(b) Except as would reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred or is expected to occur and no Pension Plan has any Unfunded Pension Liability. Within the last six years, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Pension Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Company or any of its ERISA Affiliates. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(c) Except as would reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of all Legal Requirements and has been maintained, where required, in good standing with applicable regulatory authorities. Except as would reasonably be expected to result in a Material Adverse Effect, no Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. Except as would reasonably be expected to result in a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended, fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

Section 3.18 Environmental Matters. (a) Except as could not reasonably be expected, individually or in the aggregate, to result in a loss to the condition (financial or otherwise), results of operations, assets, properties, solvency, business, prospects or value of the Companies, individually or in the aggregate, in excess of $2,500,000:

(i)	the Companies and their businesses, operations and Real Property are and have at all times during the Companies’ ownership or lease thereof been in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(ii)	the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property, under all applicable Environmental Laws. The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing;

(iii)	there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest that has resulted in, or is reasonably likely to result in, liability or obligations by any of the Companies under Environmental Law or in an Environmental Claim;

(iv)	there is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Companies, or relating to the Real Property currently or formerly owned, leased or operated by any of the Companies or relating to the operations of the Companies, and, to the knowledge of the Loan Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(v)	no Company is obligated to perform any action or otherwise incur any expense under Environmental Law, including pursuant to any Order or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vi)	no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(vii)	there are no underground or aboveground storage tanks, whether empty or containing any Hazardous Material, located on any Real Property; and

(viii)	the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Transactions and the other transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law.

Section 3.19 Insurance. Schedule 3.19 sets forth a true, complete and accurate description in reasonable detail of all insurance maintained by each Company as of the Closing Date. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid and no Company has received notice of violation, invalidity or cancellation thereof.

Section 3.20 Reserved.

Section 3.21 Anti-Terrorism Law; Foreign Corrupt Practices Act. (a) No Company and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(b) No Company and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Credit Extensions currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(c) No Company and, to the knowledge of the Loan Parties, no broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) No Company nor any director or officer, nor to the knowledge of the Loan Parties, any agent, employee or other person acting, directly or indirectly, on behalf of any Company, has, in the course of its actions for, or on behalf of, any Company, directly or indirectly (i)used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii)made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii)violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv)made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders and to the Administrative Agent and there shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of the Borrower dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of the Borrower certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its incorporation or organization, as the case may be, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i));

(ii) a certificate as to the good standing of the Borrower (in so-called “long-form” if available) as of a recent date, from such Secretary of State; and

(iii) such other documents, instruments or certificates as the Lenders or the Administrative Agent may reasonably request.

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions precedent set forth in Sections 4.02(b) and (c).

(d) Financings and Other Transactions, Etc. (1) Each of the Transaction Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and the Arranger, and shall be in full force and effect on the Closing Date. The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent and the Arranger other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders.

(2) The Lenders shall be reasonably satisfied with the capitalization, the terms and conditions of any equity arrangements and the corporate or other organizational structure of the Companies.

(e) Financial Statements; Pro Forma Balance Sheet; Projections. The Lenders shall have received and shall be reasonably satisfied with the form and substance of the financial statements described in Section 3.04.

(f) Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness other than (i) the Loans and Credit Extensions hereunder, (ii) Indebtedness incurred under the May 2014 Credit Documents, (iii) the Indebtedness listed on Schedule 6.01(b), (iv) Indebtedness owed to any Loan Party and (iv) Indebtedness of Schuff or any Subsidiary of Schuff owing to Schuff or a Subsidiary of Schuff.

(g) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger and the Lenders, a favorable written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel for the Borrower, substantially to the effect set forth in Exhibit N (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(h) Solvency Certificate. The Administrative Agent shall have received a solvency certificate (a “Solvency Certificate”) in the form of Exhibit M, dated the Closing Date and signed by the chief financial officer of Borrower.

(i) Legal Requirements. The Lenders shall be reasonably satisfied that each Company, and the Transactions shall be in full compliance with all material Legal Requirements, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(j) Consents. The Lenders shall be reasonably satisfied that all requisite Governmental Authorities, equityholders and third parties shall have approved, authorized or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, individually or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(k) Litigation. There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, in the reasonable opinion of the Administrative Agent or any Lender (a) has had, or could reasonably be expected to result in, a Material Adverse Effect or (b) adversely affects the ability of any Company to perform its obligations under the Loan Documents or the Acquisition Documents to which such Company is a party, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(l) Sources and Uses. The sources and uses of the Credit Extensions shall be as set forth in Section 3.12.

(m) Fees. The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable documented out-of-pocket expenses (including the legal fees and reasonable expenses of Latham & Watkins LLP, special counsel to the Administrative Agent and Arranger, and the reasonable fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(n) Reserved.

(o) Reserved.

(p) Bank Regulatory Documentation. The Administrative Agent and the Lenders shall have received, in form and substance reasonably satisfactory to them, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Executive Order.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to make any Credit Extension shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b) No Default. At the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by the Borrower set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower warrants, covenants and agrees with the Administrative Agent and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, the Borrower will, and will cause each of its Subsidiaries to:

Section 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent for distribution to the Lenders:

(a) Annual Reports. As soon as available and in any event within 90 days after the end of each fiscal year (but no later than the date on which Borrower is required to file a Form 10K under the Exchange Act pursuant to Sections 15 and 13(d) of the Exchange Act), (i) the audited consolidated balance sheet of each of (x) Borrower and its Subsidiaries and (y) Schuff and its Subsidiaries, in each case as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and its Subsidiaries and Schuff and its Subsidiaries, as applicable) all prepared in accordance with Regulation S-X (in the case of Borrower and its Subsidiaries only) and GAAP and accompanied by an opinion of BDO USA, LLP, Grant Thornton LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or like qualification or exemption), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries or Schuff and its Subsidiaries, as applicable, as of the dates and for the periods specified in accordance with Regulation S-X and/or GAAP, as the case may be and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year and budgeted amounts (including commentary on (x) any material developments or proposals affecting Borrower and its Subsidiaries or Schuff and its Subsidiaries, as the case may be, or their respective businesses and (y) the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous fiscal year) (it being understood that the delivery by Borrower or Schuff of annual reports on Form 10-K of Borrower and its consolidated Subsidiaries or Schuff and its consolidated Subsidiaries, as applicable, shall satisfy the requirements of this Section 5.01(a) to the extent such annual reports include the information specified herein);

(b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year (but no later than the date on which Borrower is required to file a Form 10Q under the Exchange Act pursuant to Sections 15 and 13(d) of the Exchange Act), (i) the consolidated balance sheet of each of (x) Borrower and its Subsidiaries and (y) Schuff and its Subsidiaries, in each case as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and its Subsidiaries and Schuff and its Subsidiaries, as applicable), all prepared in accordance with Regulation S-X (in the case of Borrower and its Subsidiaries only) and GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries or Schuff and its Subsidiaries, as applicable, as of the date and for the periods specified in accordance with Regulation S-X and/or GAAP, as the case maybe, consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (including commentary on (x) any material developments or proposals affecting Borrower and its Subsidiaries or Schuff and its Subsidiaries, as the case may be, or their respective businesses and (y) the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous quarter year) (it being understood that the delivery by Borrower or Schuff of quarterly reports on Form 10-Q of Borrower and its consolidated Subsidiaries or Schuff and its consolidated Subsidiaries, as applicable, shall satisfy the requirements of this Section 5.01(b) to the extent such quarterly reports include the information specified herein);

(c) Monthly Reports. Within 30 days after the end of each fiscal month, (i) the consolidated balance sheet of each of (x) Borrower and its Subsidiaries and (y) Schuff and its Subsidiaries, in each case as of the end of such month and the related consolidated statements of income and cash flows of each of (x) Borrower and its Subsidiaries and (y) Schuff and its Subsidiaries, in each case for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition and consolidated results of operations and cash flows of Borrower and its Subsidiaries as of the date and for the periods specified in accordance with Regulation S-X (in the case of Borrower and its Subsidiaries only) and GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidating basis, the results of operations and cash flows of Borrower and its Subsidiaries or Schuff and its Subsidiaries, as the case may be, for such month and for the then elapsed portion of the fiscal year compared to the comparable periods in the previous fiscal year and budgeted amounts;

(d) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a), (b) or (c) above, a Compliance Certificate certifying that no Default has occurred since the date of the last certificate delivered pursuant to this clause (i) or, if such a Default has occurred, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10; and (iii) in the case of Section 5.01(a) above, if the accounting firm is not restricted from providing such report by its office policies, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with GAAP, whether such accounting firm obtained knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying in reasonable detail the nature and extent thereof;

(e) Management Letters. Promptly after the receipt thereof by any Company, a copy of any final “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(f) Certification of Public Information. Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through a Platform, any document or notice that Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Borrower which is suitable to make available to Public Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Borrower, its Subsidiaries and their securities; and

(g) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, or the environmental condition of any Real Property, as the Administrative Agent may reasonably request. Each Lender acknowledges that the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to in this Section 5.01, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery (from the Administrative Agent) of or maintaining its copies of such documents.

Section 5.02 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within three Business Days following the occurrence thereof):

(i) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(ii) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company that has had, or could reasonably be expected to result in, a Material Adverse Effect, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions;

(iii) any development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect;

(iv) the occurrence of a Casualty Event in excess of $2,500,000 (whether or not covered by insurance);

(v) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(vi) the receipt by any Company of any notice of any Environmental Claim or violation of or potential liability under, or knowledge by any Company that there exists a condition that has resulted, or could reasonably be expected to result, in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations and liabilities the consequence of which, in the aggregate, have not and could not be reasonably likely to subject the Companies collectively to liabilities exceeding $2,500,000.

Section 5.03 Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all rights and franchises, licenses and permits material to its business, except as otherwise expressly permitted under Section 6.05 or Section 6.06.

(b) Do or cause to be done all things necessary to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 5.04 Insurance. (a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting properties material to the business of the Companies, (iv) business interruption insurance and (v) worker’s compensation insurance and such other insurance as may be required by any Legal Requirement; provided that with respect to physical hazard insurance, (x) neither the Administrative Agent nor the applicable Company shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably conditioned, withheld or delayed), and (y) no consent of any Company shall be required during an Event of Default.

(b) Notify the Administrative Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly (and, in any event, within five Business Days) deliver to the Administrative Agent a duplicate original copy of such policy or policies.

Section 5.05 Obligations and Taxes. Pay its Material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

Section 5.06 Employee Benefits. Comply in all material respects with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within five Business Days after any Responsible Officer of any Company or any ERISA Affiliate of any Company knows or has reason to know that, any ERISA Event or other event with respect to an Employee Benefit Plan has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $2,500,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) annual report (Form 5500 Series) filed by any Company or any of its ERISA Affiliates with the Employee Benefits Security Administration with respect to each Employee Benefit Plan; (ii) the most recent actuarial valuation report for each Pension Plan; and (iii) all notices received by any Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent upon reasonable advance notice and during normal business hours to visit and inspect the financial records and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants); provided that (x) in the case of any discussion or meeting with the independent accountants, only if Borrower has been given the opportunity to participate in such discussion or meeting and (y) Borrower shall not be required to reimburse the Administrative Agent for the cost of more than one such visit and inspection during any fiscal year unless a Default or Event of Default has occurred and is continuing.

(b) Within 120 days after the close of each fiscal year of the Companies, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, a conference call) with all Lenders who choose to attend such meeting or conference call at which meeting or conference call shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

Section 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12.

Section 5.09 Compliance with Environmental Laws. Comply, and cause all lessees and other Person occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that none of Borrower or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 5.10 Margin Stock. Do or cause to be done all things necessary to ensure that Margin Stock represents less than 25% of the total assets of the Borrower and its Subsidiaries on a consolidated basis

Section 5.11 Reserved.

Section 5.12 Reserved.

Section 5.13 Lenders Conference Call. Host a conference call with representatives of the Administrative Agent and the Lenders once during each fiscal quarter of Borrower upon reasonable prior notice to be held at such time as reasonably designated by Borrower (in consultation with the Administrative Agent), at which conference call shall be discussed the financial results of the previous fiscal quarter and the year-to-date financial condition of the Companies.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower warrants, covenants and agrees with the Administrative Agent and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, the Borrower will not, nor will it cause or permit any of its Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b);

(c) Indebtedness under Hedging Obligations under Permitted Hedging Agreements, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view”; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Incurrence by (x) the Borrower or any Subsidiary Guarantor of intercompany Indebtedness between or among the Borrower and the Subsidiary Guarantors, (y) Schuff or any of its Subsidiaries of intercompany Indebtedness between or among Schuff and its Subsidiaries and (z) any Target or any of its Subsidiaries of intercompany Indebtedness between or among such Target and its Subsidiaries;

(e) Indebtedness of Borrower and its Subsidiaries in respect of Purchase Money Obligations and Capital Lease Obligations in an aggregate amount not to exceed $2,500,000 at any time outstanding; provided, however, that, in the case of Purchase Money Obligations, (i) such Indebtedness is incurred within 90 days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any person owning the applicable fixed or capital assets) by such person and (ii) the amount of such Indebtedness does not exceed the cost of such acquisition, installation, construction or improvement, as the case may be;

(f) to the extent constituting Indebtedness, the Convertible Preferred Stock;

(g) Indebtedness in respect of bid, performance or surety bonds issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(h) Indebtedness of a Target or any of its Subsidiaries that becomes a Subsidiary on or after the date hereof; provided that such Indebtedness (i) exists at the time such person becomes a Subsidiary, (ii) is not created in anticipation or contemplation of such person becoming a Subsidiary and (iii) is not directly or indirectly recourse to any of the Companies or any of their respective assets, other than to the person that becomes a Subsidiary,

(i) Contingent Obligations of any Company in respect of Indebtedness otherwise permitted under this Section 6.01 (other than Section 6.01(h), Section 6.01(i));

(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(k) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(l) Unsecured Indebtedness of the Borrower in an aggregate principal amount not to exceed $8,000,000 at any time outstanding (and refinancings thereof); provided, that (i) interest on such Indebtedness under this clause (l) shall not be payable in cash at any time prior to the final maturity date of the loans under the May 2014 Credit Agreement and, in lieu of paying cash interest, may be payable-in-kind by capitalizing and adding such interest to the then-outstanding principal amount of such Indebtedness and (ii)(x) such Indebtedness has a later final maturity and longer weighted average life to maturity than the loans under the May 2014 Credit Agreement in each case by at least 90 days and (y) the covenants, events of default and other terms, conditions and provisions thereof (including any guarantees thereof or any security documents in respect thereof) shall be in the aggregate, no less favorable to the Loan Parties than those contained in the May 2014 Credit Agreement;

(m) Indebtedness incurred under each of the May 2014 Credit Documents and the Convertible Preferred Stock Documents (as defined in the May 2014 Credit Agreement);

(n) Indebtedness which represents (x) a refinancing or renewal of any of the Indebtedness described in clause (b), (e) or (l); provided that (A) any such refinancing Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being renewed or refinanced, plus the amount of any reasonable premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being renewed or refinanced, (C) the covenants, events of default, subordination (including lien subordination) and other terms, conditions and provisions thereof (including any guarantees thereof or security documents in respect thereof) shall be, in the aggregate, no less favorable to the Administrative Agent and the Lenders than those contained in the Indebtedness being renewed or refinanced, and (D) no Event of Default has occurred and is continuing or would result therefrom and (y) the accrual or accretion of any interest on any Indebtedness permitted under this Section 6.01.

Section 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b) Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01 (n)(A), does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Closing Date (minus the aggregate amount of any permanent repayments and prepayments thereof since the Closing Date but only to the extent that such repayments and prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or a portion of such Indebtedness) and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, servitudes and other similar charges or encumbrances, and minor title deficiencies, in each case, on or with respect to any Real Property, whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at or otherwise with respect to such Real Property;

(e) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be diligently prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f) Liens (other than any Lien imposed by ERISA) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this Section 6.02(f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) to the extent such Liens are not imposed by Legal Requirements, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(g) Leases of the properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i) Liens securing Indebtedness incurred pursuant to Section 6.01(e), provided that (i)any such Liens attach only to the property being financed pursuant to such Indebtedness, (ii) do not encumber any other property of any Company and (iii) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of the Fair Market Value or the cost of the property secured by such Lien;

(j) Liens securing Indebtedness permitted pursuant to Section 6.01(h);

(k) [Reserved].

(l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(m) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder; provided that such Liens (i) do not extend to property not subject to such Liens at the time of such acquisition, merger or consolidation (other than improvements thereon), (ii) are no more favorable to the lienholders than such existing Liens and (iii) are not created in anticipation or contemplation of such acquisition, merger or consolidation;

(n) Liens granted pursuant to the May 2014 Security Documents;

(o) licenses or sublicenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(p) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q) Liens of a collecting bank arising in the ordinary course of business under Section 4208 of the UCC covering only the items being collected upon; and

(r) Liens granted by a Company in favor of a Loan Party in respect of Indebtedness owed by such Company to such Loan Party.

Section 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”); provided, that this Section 6.03 shall not apply to Sale and Leaseback Transactions entered into by (x) Schuff and its Subsidiaries or (y) any Target and its Subsidiaries, in each case so long as any such arrangement is not made directly or indirectly with the Borrower or any of its Subsidiaries.

Section 6.04 Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any person,

or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b) Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations permitted pursuant to Section 6.01(c);

(e) loans and advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of Borrower, in aggregate amount not to exceed $1,000,000 at any time outstanding (calculated without regard to write-downs or write-offs thereof); provided that, no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(f) Investments by (i) Borrower in any Subsidiary Guarantor, (ii) any Company in Borrower or any Subsidiary Guarantor, (iii) a Subsidiary of Borrower that is not a Subsidiary Guarantor in any other Subsidiary of Borrower that is not a Subsidiary Guarantor, (iv) Schuff in any of its Subsidiaries and any Subsidiary of Schuff in Schuff or any other Subsidiary of Schuff and (v) any Target in any of its Subsidiaries and any Subsidiary of such Target in such Target or any other Subsidiary of Target;

(g) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) mergers and consolidations in compliance with Section 6.05;

(i) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(j) Acquisitions of property in compliance with Section 6.07 (other than Section 6.07(a));

(k) Dividends in compliance with Section 6.08;

(l) Investments consisting of licensing of Intellectual Property made in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(m) Investments consisting of licensing or contribution of Intellectual Property;

(n) other Investments in an aggregate amount not to exceed $1,000,000 on the date such Investments are made;

(o) other Investments so long as (x) no Default or Event of Default then exists or would result therefrom, (y) after giving effect to such Investment on a Pro Forma Basis the Collateral Coverage Ratio shall be equal to or greater than 1.7:1.0 and (z) after giving effect to such Investment on a Pro Forma Basis, the aggregate amount of all unrestricted cash and Cash Equivalents of the Loan Parties shall be at least (A) $17,500,000 or, (B) if the aggregate principal amount of Consolidated Secured Debt outstanding on the date of such acquisition is less than $65,000,000, $12,500,000;

(p) Investments constituting Permitted Acquisitions; and

(q) Investments by a Loan Party in the Equity Interests of Schuff.

Section 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a) the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(b) dispositions of assets in compliance with Section 6.06 (other than Section 6.06(e) and Section 6.06(f));

(c) Permitted Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Acquisition);

(d) any solvent Company (other than Borrower) may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower or a Subsidiary Guarantor is the surviving person in such merger or consolidation and, in the case of any Subsidiary Guarantor, remains a Wholly Owned Subsidiary of Borrower);

(e) any subsidiary of Schuff may merge or consolidate with or into Schuff or any of its Subsidiaries;

(f) any subsidiary of a Target may merge or consolidate with or into such Target or any of its Subsidiaries; and

(g) any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up is not disadvantageous to any Agent or Lender in any material respect.

Section 6.06 Asset Sales. Effect any disposition of any property, or agree to effect any disposition of any property, except that the following shall be permitted:

(a) dispositions of obsolete property by Borrower or any of its Subsidiaries in the ordinary course of business and the abandonment, cancellation or other disposition of Intellectual Property in the ordinary course of business or that is, in the reasonable good faith judgment of Borrower, no longer economically practicable to maintain or material in the conduct of the business of the Companies taken as a whole;

(b) other dispositions of property; provided that (i) the aggregate consideration received in respect of all dispositions of property pursuant to this clause (b) shall not exceed $1,000,000 in any period of 12 consecutive months, but, in any event, shall not exceed $1,000,000 with respect to any single disposition of property, (ii) such dispositions of property are made for Fair Market Value and on an arms-length commercial basis, and (iii) at least 90% of the consideration payable in respect of such disposition of property is in the form of cash or Cash Equivalents;

(c) leases of real or personal property in the ordinary course of business;

(d) licenses or sublicenses of Intellectual Property in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(e) the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(f) Investments in compliance with Section 6.04;

(g) mergers and consolidations in compliance with Section 6.05;

(h) Dividends in compliance with Section 6.08;

(i) sales of inventory in the ordinary course of business and dispositions of cash and Cash Equivalents in the ordinary course of business;

(j) any disposition of property that constitutes a Casualty Event;

(k) licenses or sublicenses of Intellectual Property in the ordinary course of business;

(l) any disposition of property as contemplated by, and in compliance with, the Blackiron Equity Purchase Agreement or the NA Telecom Purchase Agreement;

(m) any termination of leases by Borrower or any Subsidiary as lessee that is, in the reasonable and good faith judgment of Borrower, no longer commercially practicable to maintain or useful in the conduct of business of the Companies taken as a whole; or

(n) any disposition of property (x) by any Subsidiary of Borrower to Borrower or any of its Wholly Owned Subsidiaries; provided that if the transferor of such property is a Guarantor, the transferee thereof must be Borrower or a Guarantor, (y) by Schuff to any Subsidiary of Schuff or any Subsidiary of Schuff to Schuff or any other Subsidiary of Schuff and (z) by a Target to any Subsidiary of such Target or any Subsidiary of such Target to Target or any other Subsidiary of such Target.

Section 6.07 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property of any person (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a) Investments in compliance with Section 6.04;

(b) Capital Expenditures by Borrower and the Subsidiaries shall be permitted to the extent permitted by Section 6.10(c) and Section 6.10(d);

(c) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(d) leases or licenses of real or personal property in the ordinary course of business and in accordance with this Agreement;

(e) the Transactions as contemplated by, and in compliance with, the Transaction Documents;

(f) Permitted Acquisitions;

(g) mergers and consolidations in compliance with Section 6.05; and

(h) Dividends in compliance with Section 6.08.

Section 6.08 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company (including pursuant to any Synthetic Purchase Agreement) or incur any obligation (contingent or otherwise) to do so, except that the following shall be permitted:

(a) Dividends by any Subsidiary of the Borrower to the holders of its Equity Interest on a ratable basis; provided, that in the case of any Dividends made by Schuff directly or indirectly to Borrower, Borrower shall apply 100% of the proceeds of such Dividends to repay the Loans in accordance with Section 2.10(h);

(b) repurchases or redemptions of Qualified Capital Stock of Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate amount of payments to Borrower shall not exceed, in any period of 12 consecutive months, $500,000 and, in the aggregate, $1,000,000;

(c) Dividends by Borrower in accordance with the Convertible Preferred Stock Documents (as defined in the May 2014 Credit Agreement) as in effect on May 29, 2014; provided that, (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the aggregate amount of such Dividends payable in cash since the Closing Date shall in no event exceed $4,000,000; and

(d) Any payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes.

Section 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among (x) Borrower and one or more Subsidiary Guarantors, (y) Schuff and its Subsidiaries and (z) any Target and its Subsidiaries), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) Investments permitted by Sections 6.04(e) and (f);

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the applicable Company; and

(d) the Transactions as contemplated by, and in accordance with, the Transaction Documents.

Section 6.10 Financial Covenants.

(a) Minimum Consolidated EBITDA. Permit Consolidated EBITDA, as of the last day of any Test Period ending on the last day of each fiscal quarter of Schuff to be less than $25,000,000.

(b) Reserved.

(c) Limitation on Capital Expenditures (Borrower). Permit the aggregate amount of Capital Expenditures made by Borrower and its Subsidiaries (other than Schuff and its Subsidiaries and any Target and its Subsidiaries) as of the last day of any Test Period ending on the last day of each fiscal quarter of the Borrower to exceed $2,500,000.

(d) Limitation on Capital Expenditures (Schuff). Permit the aggregate amount of Capital Expenditures made by Schuff and its Subsidiaries as of the last day of any Test Period ending on the last day of each fiscal quarter of the Borrower to exceed $13,000,000.

Section 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc. Directly or indirectly:

(a)(including pursuant to any Synthetic Purchase Agreement) make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any Subordinated Indebtedness;

(b) amend or modify, or permit the amendment or modification of, any provision of any Transaction Document or any Material Indebtedness in any manner that is, or could reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender; or

(c) terminate, amend, modify or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender.

Section 6.12 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary to (i) pay Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Company, or pay any Indebtedness owed to any Company, (ii) make loans or advances to any Company or (iii) transfer any of its properties to any Company, except for such encumbrances, restrictions or conditions existing under or by reason of:

(a) applicable mandatory Legal Requirements;

(b) this Agreement, the other Loan Documents and the credit documents listed on Schedule 6.01(b);

(c) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary;

(d) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business;

(e) customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale; provided that (i) such restrictions and conditions apply only to the property to be sold, and (ii)such sale or other disposition is permitted hereunder; or

(f) the credit documents evidencing Indebtedness permitted under Section 6.01(h), Section 6.01(l) and Section 6.01(m).

Section 6.13 Limitation on Issuance of Capital Stock. (a) With respect to Borrower, issue any Equity Interest that is Disqualified Capital Stock.

(b) With respect to any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interests of such Subsidiary, (ii) stock dividends pursuant to stock plans or other agreements existing on the Closing Date and listed on Schedule 6.13 and (iii) Subsidiaries of Borrower formed or acquired after the Closing Date in accordance with Section 6.04 may issue Equity Interests to the Company which is to own such Equity Interests.

Section 6.14 Business. With respect to the Subsidiaries (except for a Subsidiary acquired pursuant to a Permitted Acquisition), engage (directly or indirectly) in any businesses other than those businesses in which the Subsidiaries are engaged on the Closing Date and any business reasonably related, ancillary or complimentary thereto.

Section 6.15 Limitation on Accounting Changes. Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP (subject in each case to the provisions of Section 1.04).

Section 6.16 Fiscal Periods. Change its fiscal year-end and fiscal quarter-ends to dates other than December 31 and March 31, June 30, September 30, respectively.

Section 6.17 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Company to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents, (b) the May 2014 Credit Documents; (c) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; and (d) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, or (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (1) such restrictions apply only to the property to be sold and such sale is permitted hereunder, and (2)such sale is permitted hereunder, or (iii) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or one of its Subsidiaries.

Section 6.18 Anti-Terrorism Law; Anti-Money Laundering. (a) Directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.19).

(b) Cause or permit any of the funds of the Borrower that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Legal Requirements.

Section 6.19 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans or other Credit Extensions to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements, or the Loans or other Credit Extensions made by the Lenders would be in violation of Legal Requirements, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Credit Extensions are in violation of applicable Legal Requirements.

ARTICLE VII

RESERVED

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Credit Extension or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether voluntary or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings of Loans hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Sections 5.01, 5.02, 5.03(a), 5.08, 5.11 or 5.14 or in Article VI;

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 15 Business Days (or three Business Days in the case of the Fee Letter) after the occurrence thereof;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, with the giving of notice, if required, such Indebtedness to become due prior to its stated maturity or any such Indebtedness is declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or as a mandatory prepayment), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided that, other than with respect to Indebtedness incurred under the May 2014 Credit Documents, it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $5,000,000 at any one time;

(g) an Insolvency Proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company or of a substantial part of the property of any Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company, or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an Order approving or ordering any of the foregoing shall be entered;

(h) any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii)consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (vii) wind up or liquidate, or (viii)take any action for the purpose of effecting any of the foregoing;

(i) one or more Orders for the payment of money in an aggregate amount in excess of $5,000,000 (that are not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts or such insurance company is not participating in the defense thereof with customary diligence (as reasonably determined by the Administrative Agent)) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j) one or more ERISA Events or noncompliance with respect to Foreign Plans shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to result in a Material Adverse Effect of any Company or any of its ERISA Affiliates in an aggregate amount exceeding $5,000,000;

(k) Reserved;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Company (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations; or

(m) there shall have occurred a Change in Control;

(n) there shall have occurred the termination of, or the receipt by any Company of notice of the termination of, or the occurrence of any event or condition which would, with the passage of time or the giving of notice or both, constitute an event of default under or permit the termination of, any one or more Material Agreements of any Company;

(o) any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has, or could reasonably be expected to result in, a Material Adverse Effect by virtue of any determination, ruling, decision or Order of any court or Governmental Authority of competent jurisdiction; or

(p) the Acquisition shall not have occurred on the Closing Date in accordance with the terms and conditions of the Acquisition Agreement;

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments; (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the so declared to be due and payable, together with accrued interest thereon and, together with any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding; and (iii) exercise any and all of its other rights and remedies under applicable Legal Requirements, hereunder and under the other Loan Documents; and in any event with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

Section 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders (which may be given or withheld in their sole discretion) and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the other Lenders to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Agents, the Lenders and the Borrower shall have no rights as a third party beneficiary of any such provisions. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.02 Agent in Its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfactory, or that is contrary to any Loan Document or applicable Legal Requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof describing such default is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

Section 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 9.06 Successor Agent. Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article IX, Section 10.03 and Sections 11.08 to 11.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 9.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed any confidential information memorandum or similar document and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08 Name Agents. The parties hereto acknowledge that the Lead Arranger, the Book Manager, the Documentation Agent and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

Section 9.09 Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 9.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Party’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 9.09 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.10 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.11 Lender’s Representations, Warranties and Acknowledgements. (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender acknowledges that no Agent or Related Person of any Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning the Borrower, including the business, prospects, operations, property, financial and other condition or creditworthiness the Borrower or any Affiliate of the Borrower, that may come in to the possession of an Agent or any of its Related Persons.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 9.12 Reserved.

Section 9.13 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 2.03 and 10.03) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. (a) Generally. Notices and other communications provided for herein shall, except as provided in Section 10.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Borrower, at HC2 Holdings, Inc., 460 Herndon Parkway, Suite 150, Herndon, VA 20170, Attention: Andrea Mancuso, Email: legal@HC2.com, with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064, Attention: Eric Goodison, Facsimile No.: (212) 492-0292;

(ii) if to the Administrative Agent, to it at: Jefferies Finance LLC, 520 Madison Avenue, New York, New York 10022, Attention: Account Manager – HC2 Holdings, Facsimile No.: (212) 284-3444, E-mail: JFIN.ADMIN@jefferies.com;

(iii) if to a Lender, to it at its address (or facsimile number) set forth on Annex III or in the Assignment and Assumption or an Affiliated Lender Assignment and Assumption pursuant to which such Lender shall have become a party hereto; and

Notices and other communications to the Lenders hereunder may (subject to Section 10.01(b)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(b) Posting. The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the e-mail address(es) provided to Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or the Borrower to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

(c) To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

(d) The Borrower further agrees that the Administrative Agent may make the Communications available to the other Agents or the Lenders by posting the Communications on a Platform. The Platform and any Approved Electronic Communications are provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent have any liability to the Borrower, any Lender or any other person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in contract, tort or otherwise) arising out of or related to the Borrower’s or any Agent’s transmissions of Communications through Internet (including the Platform). Notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. The Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(f) The Borrower, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(g) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 10.02 Waivers; Amendment. (a) No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Subject to Section 2.16(c) and Section 10.02(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i) increase or extend the expiry date of the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in or extension of the expiry date of the Commitment of any Lender for purposes of this clause (i));

(ii) reduce the principal amount or premium, if any, of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii));

(iii) postpone or extend the maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the interest rate pursuant to Section 2.06(c)), without the written consent of each Lender directly affected thereby;

(iv) change Section 2.14(b) or (c) in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(v) change any provision of this Section 10.02, change the percentages set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 10.02) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vi) [reserved];

(vii) [reserved];

(viii) change Section 10.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender; or

(ix) subordinate the Obligations under the Loan Documents to any other Indebtedness;

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent and (2) any waiver, amendment or modification prior to the achievement of a successful syndication of the credit facility provided herein (as determined by the Arranger in its sole discretion) may not be effected without the written consent of the Arranger. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.16(b) is complied with.

Section 10.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower agrees to pay, promptly upon demand:

(i) all reasonable and documented out-of-pocket costs and expenses incurred by the Arranger and the Administrative Agent in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Extensions, and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable and documented fees and out-of-pocket disbursements of one Advisor to the Administrative Agent and the Arranger, taken as a whole, and filing and recording reasonable and documented out-of-pocket fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the applicable Agent shall deem appropriate);

(ii) [reserved]; and

(iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Arranger, the Administrative Agent, any other Agent or any Lender, including the reasonable and documented fees, charges and documented out-of-pocket disbursements of Advisors for any of the foregoing (limited to, in the case of the Lenders, documented fees and out-of-pocket disbursements of one Advisor for the Lenders), incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 10.03(a), or in connection with the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations.

(b) The Borrower agrees to indemnify the Agents and each Lender and each of their respective Related Persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable and documented out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable and documented fees and out-of-pocket disbursement of one Advisor of the Lenders and one Advisor of each Agent (collectively, “Claims”), incurred by, imposed on or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any Environmental Liability or any non-compliance with, or violation of, Environmental Laws or Environmental Permits applicable to any Company, or any Company’s business, or any property presently owned, leased, or operated by any Company, (v) the consummation of the Transactions and the other transactions contemplated hereby (including the syndication of the Credit Facility) or (vi) any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have directly resulted solely from the gross negligence or willful misconduct of such Indemnitee. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) The Borrower agrees that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Borrowers will not enter into any settlement of a Claim in respect of the subject matter of clauses (i) through (ix) of Section 10.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees.

(d) The provisions of this Section 10.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans and any other Obligations, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or any Lender. All amounts due under this Section 10.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e) To the extent that the Borrower fails to indefeasibly pay any amount required to be paid by them to the Agents under Sections 10.03(a) or (b) in accordance with Section 9.03(g), each Lender severally agrees to pay to the Agents such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed Claim was incurred by or asserted against any of the Agents in its capacity as such. For purposes of this Section 10.03(e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans and unused Commitments at the time.

(f) To the fullest extent permitted by applicable Legal Requirements, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(g) All amounts due under this Section 10.03 shall be payable not later than 10 days after written demand therefor.

Section 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent expressly provided in Section 10.04(e) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Any Lender shall have the right at any time to assign to one or more assignees (other than any Company or any Affiliate thereof except as provided in Section 10.04(j) below or a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i) except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) any assignment made in connection with the primary syndication of the Commitments and Loans by the Arranger or (C) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption or an Affiliated Lender Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (it being understood that each such delivery shall be deemed a representation by the assignee that it is not a Disqualified Lender or an Affiliate of a Disqualified Lender (so long as the list of Disqualified Lenders has been made available to all Lenders), together with a processing and recordation fee of $3,500; provided that such fee shall not be payable in the case of an assignment by any Lender to an Approved Fund of such Lender;

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned);

(vi) the Borrower must give its prior written consent to any assignment to a Disqualified Lender so long as a list of Disqualified Lenders has been made available to all Lenders by the Borrower; and

Subject to acceptance and recording thereof pursuant to Section 10.04(d), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03).

(c) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04(b) and any written consent to such assignment required by Section 10.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.04(b). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(e).

(e) Any Lender shall have the right at any time, without the consent of, or notice to Borrower, the Administrative Agent or any other person to sell participations to any person (other than to a Person that is not an Eligible Assignee; provided that for the purposes of this provision, Disqualified Lenders shall be deemed to be Eligible Assignees unless a list of Disqualified Lenders has been made available to all Lenders by the Borrower)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 10.02(b) and (2) directly affects such Participant. Subject to Section 10.04(f), each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b). To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (and Borrower, to the extent that the Participant requests payment from Borrower) shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(f) A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the greater payment results from a Change in Law after the date the participation was sold to the Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Sections 2.15(f) and (g) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.04(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of Borrower, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate Borrower or the Administrative Agent to deal with such SPC directly, obligate Borrower in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of Borrower. The Borrower and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting

Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04(h), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(j) Certain Permitted Loan Repurchases. Notwithstanding anything to the contrary contained in this Section 10.04 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may repurchase Loans on the following basis:

(i) Borrower may repurchase all or any portion of the Loans of one or more Lenders pursuant to an Assignment Agreement between Borrower and such Lender or Lenders; provided that, with respect to such repurchases, Borrower shall simultaneously provide a copy of such Assignment Agreement and any other agreements between Borrower and such Lender with respect to such repurchase to Administrative Agent;

(iii) Borrower shall conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Loans (such Loans, the “Offer Loans”) of Lenders, provided that, (A) Borrower delivers a notice of the Term Loans that will be subject to such Auction to Administrative Agent (for distribution to the Lenders) no later than noon (New York City time) at least five Business Days in advance of a proposed consummation date of such Auction indicating (1) the date on which the Auction will conclude, (2) the maximum principal amount of Loans Borrower is willing to purchase in the Auction and (3) the range of discounts to par at which Borrower would be willing to repurchase the Offer Loans; (B) the maximum dollar amount of the Auction shall be no less than an aggregate $1,000,000 or an integral multiple of $250,000 in excess thereof; (C) Borrower shall hold the Auction open for a minimum period of two Business Days; (D) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (E) the Auction shall be made to Lenders holding the Offer Loans on a pro rata basis in accordance with their Pro Rata Shares; and (F) the Auction shall be conducted pursuant to such procedures as the Administrative Agent may establish which are consistent with this Section 10.04(j) and are reasonably acceptable to Borrower and any applicable auction manager, that a Lender must follow in order to have its Offer Loans repurchased;

(iv) With respect to all repurchases made by Borrower pursuant to this Section 10.04(j), (A) Borrower shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the repurchased Loans to the date of repurchase of such Loans, (B) Borrower shall represent that, as of the launch date of the related Auction and the effective date of any Assignment Agreement, it is not in possession of any material non-public information regarding Borrower, its Subsidiaries, or their assets or securities, that (x) has not been disclosed generally to the Lenders which are not “public side” Lenders prior to such date and (y) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to such Person, and (C) such repurchases shall not be deemed to be voluntary prepayments pursuant to Section 2.10(a); and

(v) Following repurchase by Borrower pursuant to this Section 10.04(j), the Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. In connection with any Loans repurchased and cancelled pursuant to this Section 10.04(j), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by Borrower in connection with a repurchase permitted by this Section 10.04(j) shall not be subject to the provisions of either Section 2.13 or Section 2.14(c). Failure by Borrower to make any payment to a Lender required by an agreement permitted by this Section 10.04(j) shall not constitute an Event of Default under Section 8.1(a).

Notwithstanding anything to the contrary contained in this Section 10.04 or any other provision of this Agreement, Affiliated Lenders, may repurchase outstanding Loans on the following basis:

(i) No Affiliated Lender (other than an Affiliated Debt Fund) shall have the right to purchase any Loan if, after giving effect to such purchase, Affiliated Lenders (other than Affiliated Debt Funds) in the aggregate would own Loans with an aggregate principal amount in excess of 25% of the aggregate principal amount of all Loans then outstanding;

(ii) No Affiliated Lender (other than an Affiliated Debt Fund) shall have any right, (A) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document, (B) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document, (C) to otherwise vote on any matter related to this Agreement or any other Loan Document, (D) to attend any meeting with any Agent or Lender or receive any information from any Agent or Lender or (E) to make or bring any claim, in its capacity as a Lender, against the Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents, provided, that (x) no amendment, modification or waiver shall deprive such Affiliated Lender, in its capacity as Lender, of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder and (y) with respect to any amendment, modification, waiver, consent or other action described in clauses (i), (ii), (iii) or (iv) of the first proviso of Section 10.02(b) that adversely affects such Affiliated Lender (in its capacity as a Lender) in a disproportionally adverse manner as compared to other Lenders, such Affiliated Lender shall be deemed to have voted its interest as a lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; and

(iii) each applicable assignee (other than an Affiliated Debt Fund) shall represent to the Lender assigning such Loans, as of the effective date of any assignment that it is not in possession of any material non-public information regarding Borrower, its Subsidiaries, or their assets or securities, that (x) has not been disclosed generally to the Lenders which are not “public side” Lenders prior to such date and (y) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to such Person.

Section 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation is outstanding and so long as the Commitments have not expired or terminated. The provisions of Article IX and Sections 2.12 to 2.15, 9.06, 10.03 and 10.08 to 10.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff; Marshalling; Payments Set Aside. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. None of any Agent or any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether sounding in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice of law principles that would apply the laws of another jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, any other Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than facsimile or email) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 10.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, or (iii) any actual or prospective investor in an SPC, (g) with the consent of Borrower, (h) to any rating agency when required by it, (i) to an investor or prospective investor in securities issued by an Approved Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by an Approved Fund of any Lender or to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Approved Fund, or (j) to the extent such Information (x) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.12 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary. In addition, each of the Administrative Agent and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes of this Section 10.12, “Information” shall mean all information received from Borrower relating to Borrower or any of its Subsidiaries or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower. Any person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14 Assignment and Assumption. Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Assumption duly executed by such Lender, Borrower (if Borrower consent to such assignment is required hereunder) and the Administrative Agent.

Section 10.15 Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Borrower hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Borrower;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against the Borrower;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) [reserved];

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Borrower.

Section 10.16 Waiver of Defenses; Absence of Fiduciary Duties. (a) [Reserved].

(b) Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 10.17 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and taxpayer identification number of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 10.18 Certain Transactions. Notwithstanding anything to the contrary contained in this Agreement, Schuff may (x) repurchase 25,347 shares of its common stock from the Jayden Family Trust, (y) sell real property and assets located at 7351 & 7111 Overland Road, Orlando, FL 32810 and (z) sell real property located at 6982 Corte Langosta, Carlsbad, CA 92009.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

HC2 Holdings, Inc., as Borrower

By	/s/ Keith Hladek
	Name:	Keith Hladek
	Title:	Chief Operating Officer

JEFFERIES FINANCE LLC, as Arranger, Book Manager, Documentation Agent and Syndication Agent

By	/s/ J. Paul McDonnell
	Name:	J. Paul McDonnell
	Title:	Managing Director

JEFFERIES FINANCE LLC, as Administrative Agent

By	/s/ J. Paul McDonnell
	Name:	J. Paul McDonnell
	Title:	Managing Director

JEFFERIES FINANCE LLC, as a Lender

By	/s/ J. Paul McDonnell
	Name:	J. Paul McDonnell
	Title:	Managing Director

Credit Agreement Signature Page

Annex I

Initial Lenders and Commitments

Lender	Amount of Commitment
Jefferies Finance LLC	$17,00,000

Credit Agreement Signature Page

EXHIBIT A

[Form of]

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of September 8, 2014 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) by and among HC2 Holdings, Inc., a Delaware corporation (“Borrower”), the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. _________________ (the “Assignor”) hereby irrevocably sells and assigns, without recourse, to the Assignee, and the Assignee hereby irrevocably purchases and assumes, from the Assignor, without recourse to the Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 10.04(c) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the Commitment and the Loans held by the Assignor. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned hereby free and clear of any lien, encumbrance or other adverse claim created by the Assignor and that its Commitments, and the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in this Assignment and Assumption and (ii) it has all necessary power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) except as set forth in (a) above, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

3. The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Assignment and Assumption and (ii) it has all necessary power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and become a Lender under the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agent to take such action as agents on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, in its sole discretion, be earlier than three Business Days after the date of such acceptance and recording by the Administrative Agent). This Assignment and Assumption will be delivered to the Administrative Agent together with (a) if the Assignee is a Foreign Lender, the forms specified in Section 2.15(f) of the Credit Agreement, duly completed and executed by such Assignee; (b) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire, and (c) a processing and recordation fee of $3,500, if required under the Loan Documents.

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

SCHEDULE 1

to

Assignment and Assumption

Effective Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Percentage Assigned of Applicable Loan/Commitment:

Loans	Principal Amount Assigned	Percentage Assigned of Loans (set forth, to at least 15 decimals, as a percentage of the Loans of all Lenders thereunder)
	$	%

[Signature Page Follows]

The terms set forth above are hereby agreed to:

as Assignor

By:
Name: Title:

as Assignee

By:
Name: Title:

Accepted:*

*	To be completed to the extent consent of the Borrower or the Administrative Agent is required under Section 10.04(b) of the Credit Agreement.

HC2 HOLDINGS, INC.

By:
Name: Title:

JEFFERIES FINANCE LLC, as Administrative Agent

By:
Name: Title:

EXHIBIT B

[Form of]

BORROWING REQUEST

Jefferies Finance LLC,

    as Administrative Agent for

    the Lenders referred to below

520 Madison Avenue

New York, New York 10022

Attention: Account Manager – HC2

Facsimile: (212) 284-3444

Re:	HC2 Holdings, Inc. [Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of September 8, 2014 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) by and among HC2 Holdings, Inc., a Delaware corporation (“Borrower”), the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and that in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)	Principal amount of Borrowing:

(B)	Date of Borrowing (which is a Business Day):

(C)	Type of Borrowing:	[ABR Borrowing] [Eurodollar Borrowing]

(D)	Interest Period and the last day thereof:[1]

(E)	Funds are requested to be disbursed to Borrower’s account with:

Account No.________________________________________

Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.02(b) and (c) of the Credit Agreement are satisfied as of the date hereof.

[Signature Page Follows]

[1]	To be inserted if a Eurodollar Borrowing, and to be subject to the definition of “Interest Period” in the Credit Agreement.

B-1

HC2 HOLDINGS, INC.

By:
Name: Title:

B-2

EXHIBIT C

[Form of]

COMPLIANCE CERTIFICATE

This compliance certificate (this “Certificate”) is delivered to you pursuant to Section 5.01(d) of the Credit Agreement, dated as of September 8, 2014 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) by and among HC2 Holdings, Inc., a Delaware corporation (“Borrower”), the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting [specify type of Financial Officer] of Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.10 of the Credit Agreement.

IN WITNESS WHEREOF, I execute this Certificate this __ day of ____________, 20__.

HC2 HOLDINGS, INC.

By:
Name: Title: [Financial Officer]

ATTACHMENT 1

TO

COMPLIANCE CERTIFICATE

Financial Statements

The information described herein is as of [___________________], and pertains to [month, 20__][the fiscal [quarter] [year] ended [_____________]].

ATTACHMENT 2

TO

COMPLIANCE CERTIFICATE

[Set forth calculation of financial covenants]

EXHIBIT D

[Reserved]

D-1

EXHIBIT E

[Form of]

INTEREST ELECTION REQUEST

[Date]

Jefferies Finance LLC,

    as Administrative Agent for

    the Lenders referred to below

520 Madison Avenue

New York, New York 10022

Attention: Account Manager – Schuff

Telecopy: (212) 284-3444

Re: HC2 Holdings, Inc.

Ladies and Gentlemen:

Pursuant to Section 2.08 of that certain credit agreement, dated as of September 8, 2014 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement) by and among HC2 Holdings, Inc., a Delaware corporation (“Borrower”), the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Borrower hereby gives the Administrative Agent notice that Borrower hereby requests:

[Option A—Conversion of Eurodollar Borrowings to ABR Borrowings: to convert $___________ in principal amount of presently outstanding Eurodollar Borrowings with a final Interest Payment Date of ____________ ____, _____ to ABR Borrowings on __________ ____, ____ (which is a Business Day).]

[Option B—Conversion of ABR Borrowings to Eurodollar Borrowings: to convert $__________ in principal amount of presently outstanding ABR Borrowings to Eurodollar Borrowings on ____________ ____, _____ (which is a Business Day). The Interest Period for such Eurodollar Borrowings is ______ month[s].]

[Option C—Continuation of Eurodollar Borrowings as Eurodollar Borrowings: to continue as Eurodollar Borrowings $__________ in presently outstanding Eurodollar Borrowings with a final Interest Payment Date of ____________ ____, _____ (which is a Business Day). The Interest Period for such Eurodollar Borrowings is ______ month[s].]

E-1

Very truly yours, HC2 HOLDINGS, INC.

By
Name: Title

E-2

EXHIBIT F

[Reserved]

F-1

EXHIBIT G

[Reserved]

G-1

EXHIBIT H

[Reserved]

H-1

EXHIBIT I

THIS NOTE HAS BEEN ISSUED WITH ‘‘ORIGINAL ISSUE DISCOUNT’’ (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: CHIEF FINANCIAL OFFICER, HC2 HOLDINGS, INC., 460 HERNDON PARKWAY, SUITE 150, HERNDON, VA 20170.

[Form of]

NOTE

$[ ]	New York, New York [ ]

FOR VALUE RECEIVED, the undersigned HC2 Holdings, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of [                    ] or its registered assigns (the “Lender”) on the Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of [                    ] DOLLARS or, if less, the aggregate unpaid principal amount of all Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. Borrower further agrees to pay interest as set forth in the Credit Agreement at such office on the unpaid principal amount hereof from time to time at the rates, and on the dates, specified in Section 2.06 of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the credit agreement, dated as of September 8, 2014 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) by and among HC2 Holdings, Inc., a Delaware corporation (“Borrower”), the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). This Note is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

I-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

HC2 HOLDINGS, INC. as Borrower

By:
Name: Title:

I-2

EXHIBIT J

[Reserved]

J-1

EXHIBIT K

[Reserved]

K-1

EXHIBIT L

[Form of]

U.S. TAX COMPLIANCE CERTIFICATE1

Reference is made to the Credit Agreement, dated as of September 8, 2014 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among HC2 Holdings, Inc., a Delaware corporation (“Borrower”), the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Pursuant to Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that:

1.	It is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) or other obligations in respect of which it is providing this certificate.

2.	The income from the Loan(s) held by the undersigned is not effectively connected with the conduct of a trade or business within the United States.

3.	It is not a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue

Code of 1986, as amended (the “Code”)).

[1]	If the Foreign Lender is an intermediary, a foreign partnership or other flow-through entity, the following adjustments shall be made.

A. The following representation shall be provided as applied to the Foreign Lender:

•	Record ownership under Paragraph 1.

B. The following representations shall be provided as applied to the partners, members or beneficial owners claiming the portfolio interest exemption:

•	Beneficial ownership under Paragraph 1;

•	Paragraph 4;

•	Paragraph 5.

C. The following representation shall be provided as applied to the Foreign Lender as well as the partners, members or beneficial owners claiming the portfolio interest exemption:

•	Paragraph 3.

D. The Foreign Lender shall provide an Internal Revenue Service Form W-8IMY (with underlying W-8BENs, W-8BEN-Es, W-9s or other applicable forms from each of its partners, members or beneficial owners claiming the portfolio interest exemption).

E. Appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships or flow-through entities.

L-1

4.	It is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5.	It is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and the Administrative Agent in writing within 30 days of such change, and (2) the undersigned shall have at all times furnished Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF FOREIGN LENDER]

By:
Name: Title:

[ADDRESS]

Dated:                                 , 20

L-2

EXHIBIT M

[Form of]

SOLVENCY CERTIFICATE

Reference is made to the Credit Agreement, dated as of September 8, 2014 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) by and among HC2 Holdings, Inc., a Delaware corporation (“Borrower”), the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreement.

I, [                    ], Chief Financial Officer of Borrower, solely in my capacity as Chief Financial Officer of Borrower and not in individual capacity, do hereby certify pursuant to Section 4.01(h) of the Credit Agreement as follows:

Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Credit Extension and after giving effect to the application of the proceeds of the Credit Extension on the Closing Date:

(a)	The fair value of the properties of Borrower and its Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise;

(b)	The present fair saleable value of the property of Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	Each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

(d)	Each Loan Party will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date;

(e)	For purposes of this solvency certificate (this “Certificate”), the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability;

(f)	No Loan Party intends, in consummating the transactions contemplated by the Credit Agreement, to hinder, delay, or defraud either present or future creditors or any other person to which any Loan Party is, or will become on or after the date hereof, indebted;

(g)	In reaching the conclusions set forth in this Certificate, the undersigned has considered, among other things:

(i)	the financial statements described in Sections 3.04(a) and 3.04(b) of the Credit Agreement;

(ii)	the values of each Loan Party’s real property, equipment, inventory, accounts receivable, joint venture interests and all other property of each Loan Party, real and personal, tangible and intangible;

(iii)	the experience of management of each Loan Party in acquiring and disposing of their assets;

(iv)	all indebtedness of each Loan Party known to the undersigned, including, among other things, any claims arising out of pending or threatened litigation against each Loan Party;

(v)	historical and anticipated changes in the sales volume of each Loan Party;

(vi)	the customary terms of trade payables of each Loan Party;

(vii)	the amount of the credit extended by and to customers of each Loan Party; and

(viii)	the level of capital customarily maintained by each Loan Party and other entities engaged in the same or similar businesses as the business of each Loan Party; and

(h)	In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by each Loan Party after consummation of the Transactions.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned understands that the Lenders are relying on the truth and accuracy of contents of this Certificate in connection with each Credit Extension made to Borrower pursuant to the Credit Agreement.

[Signature Page Follows]

HC2 HOLDINGS, INC.

By:
Name: Title: Chief Financial Officer

EXHIBIT N

[Form of]

OPINION OF BORROWER’S COUNSEL

[See Attached]

N-1

SCHEDULE 1.01(A)

ACQUISITION DOCUMENTS

1. Acquisition Agreement.

SCHEDULE 1.01(E)

IMMATERIAL SUBSIDIARIES

1. HC2 Investment Securities, Inc.

2. Pansend LLC

3. Genovel Orthopedics, Inc.

4. PTGi IHC, Inc.

5. Lingo Holdings, Inc.

6. St. Thomas & San Juan Telephone Company, Inc.

7. STSJ Overseas Telephone Company, Inc.

8. Stubbs, Ltd.

9. Primus Telecommunications El Salvador SA de C.V.

10. Arbinet Communications, Inc.

11. Arbinet-thexchange HK Limited

12. Arbinet-theexchange Ltd

13. Arbinet Digital Media Corporation

14. Arbinet Services, Inc.

15. Bell Fax, Inc.

16. PTGi International Carrier Services, Inc.

17. Arbinet Managed Services, Inc.

18. ANIP, Inc.

19. PTGi-ICS Holdings Limited

20. PTGi International Carrier Services Ltd

21. PTGi Europe B.V.

22. Delta One America Do Sui

23. PTGi AG

24. PTI Telecom GmbH

25. PTGi S.r.l.

SCHEDULE 3.07(A)

SUBSIDIARIES

Record Owner	Subsidiary	Jurisdiction	No. of Shares Authorized	No. of Shares Outstanding	Class
HC2 Holdings, Inc.[1]	HC2 Holdings 2, Inc.	Delaware	100	100	Common
	PTGi International Holding, Inc.	Delaware	100	100	Common
	Schuff International, Inc.	Delaware	20,000,000 1,000,000	3,855,721[2] 0	Common Preferred
HC2 Holdings 2, Inc.	Pansend, LLC	Delaware	N/A	N/A	N/A3
	HC2 Investment Securities, Inc.	Delaware	100	100	Common
	HC2 Tech Ventures, LLC	Delaware	N/A	N/A	N/A4
	ANG Holdings, Inc.	Delaware	5,000,000 1,000,000	1,000,000 15,500	Common Series A Preferred
Pansend, LLC	Genovel Orthopedics, Inc.	Delaware	15,000 5,000	Unknown 4,000	Common Preferred

[1]	Number of shares covered by outstanding options, warrants, rights of conversion or purchase and similar rights: 17,906,374.
[2]	This number represents the shares outstanding as of August 1, 2014 (10,038,707 issued minus 6,182,986 Treasury = 3,855,721).
[3]	HC2 Holdings 2, Inc. has a 100% membership interest in Pansend, LLC.
[4]	HC2 Holdings 2, Inc. has a 100% membership interest in HC2 Tech Ventures, LLC.

Record Owner	Subsidiary	Jurisdiction	No. of Shares Authorized	No. of Shares Outstanding	Class
PTGi International Holding, Inc.	Arbinet Corporation	Delaware	1,000	Unknown	Common
	PTGi IHC, Inc.	Delaware	100	100	Common
	Lingo Holdings, Inc.	Delaware	1,000	1,000	Common
	PTGi International, Inc.	Delaware	1,000	100	Common
	St. Thomas & San Juan Telephone Company, Inc.	US Virgin Islands	1,000	130,000	Common
PTGi International, Inc.	Stubbs, Ltd	Hong Kong	Unknown	1	Unknown
	Primus Telecommunications El Salvador SA de C.V.	El Salvador	Unknown	Unknown	Unknown
St. Thomas & San Juan Telephone Company, Inc.	STSJ Overseas Telephone Company, Inc.	Puerto Rico	1,000	Unknown	Common
Arbinet Corporation	Arbinet Communications, Inc.	Delaware	10,000	Unknown	Common
	Arbinet Services, Inc.	Delaware	10,000	Unknown	Common
	Arbinet-thexchange HK Limited	Hong Kong	1,000	1	Ordinary
	PTGi International Carrier Services, Inc.	Delaware	10,000	100	Common
	Arbinet-thexchange Ltd	United Kingdom	100	1	Ordinary
	Arbinet Managed Services, Inc.	Delaware	10,000	100	Common
	Arbinet Digital Media Corporation	Delaware	10,000	100	Common
	ANIP, Inc.	Nevada	1,000	Unknown	Common
Arbinet Services, Inc.	Bell Fax, Inc.	New Jersey	100	Unknown	Common
Arbinet-thexchange Ltd	PTGi-ICS Holdings Limited	United Kingdom	200,000,000	21,883,917	Ordinary

Record Owner	Subsidiary	Jurisdiction	No. of Shares Authorized	No. of Shares Outstanding	Class
PTGi-ICS Holdings Limited	PTGi International Carrier Services Ltd	United Kingdom	100	2	Unknown
	PTGi Europe B.V.	Netherlands	Unknown	Unknown	Unknown
PTGi Europe B.V.	Delta One America Do Sul	Brazil	Unknown	Unknown	Unknown
	PTGi AG	Switzerland	Unknown	Unknown	Unknown
	PTGi S.r.l.	Italy	Unknown	Unknown	Unknown
	PTI Telecom GmbH	Austria	Unknown	Unknown	Unknown
Schuff International, Inc.	Schuff Holding Co.	Delaware	100	100	Common
	Schuff Premier Services LLC	Delaware	N/A	N/A	N/A5
Schuff Holding Co.	On-Time Steel Management Holding, Inc.	Delaware	1,000	100	Common
	Schuff Steel Company	Delaware	100	100	Common
	Schuff Steel - Gulf Coast, Inc.	Delaware	10,000	8,000	Common
	Addison Structural Services, Inc.	Florida	100,000	1	Common
	Schuff Steel Company - Panama, S de RL	Panama	N/A	100	Quotas[6]
On-Time Steel Management Holding, Inc.	Schuff Steel Management Company- Southwest, Inc.	Delaware	100	100	Common
	Schuff Steel Management Company - Colorado, L.L.C. (no active operations)	Delaware	N/A	N/A	N/A7
	Schuff Steel Management Company - Southeast, L.L.C. (no active operations)	Delaware	N/A	N/A	N/A8

[5]	Schuff, International Inc. owns 100% of the membership interests of Schuff Premier Services LLC.
[6]	This is a Panama LLC and the ownership interests are called quotas. There are 100 quotas issued. There is no number authorized and it has no designation of common or preferred. Schuff Holding Co owns 99% and Schuff Steel Company owns 1%.
[7]	On-Time Steel Management Holding, Inc. has a 100% of the membership interests of Schuff Steel Management Company - Colorado, L.L.C.
[8]	On-Time Steel Management Holding, Inc. has a 95% membership interest in Schuff Steel Management Company - Southeast, LLC.

Record Owner	Subsidiary	Jurisdiction	No. of Shares Authorized	No. of Shares Outstanding	Class
Schuff Steel Company	Schuff Steel - Atlantic, LLC	Florida	N/A	N/A	N/A9
	Schuff Steel Company - Panama, S de RL	Panama	N/A	100	Quotas[10]
Addison Structural Services, Inc.	Quincy Joist Company (no active operations)	Delaware	1,000	1,000	Common
Schuff Steel Company - Panama, S de RL	Schuff Hopsa Engineering, Inc.	Panama	10,000 10,000	6,380 836	Common[11] Preferred

SCHEDULE 3.19

INSURANCE

Covered Party	Line of Coverage	Limit	Carrier	Policy #	Policy Term
HC2 Holdings, Inc. together with its non-Schuff Subsidiaries	Directors and Officers - Primary[12]	$5,000,000	XL Specialty Insurance Co.	ELU133414-14	3/5/14 - 3/5/15
	Excess Directors and Officers[13]	$5,000,000 xs $5,000,000	National Union Fire Ins. Co.	02-421-30-31	3/5/14 - 3/5/15
	Excess Directors and Officers[14]	$5,000,000 xs $10,000,000	Allied World National Insurance Company	0308-8637	3/5/14 - 3/5/15
	Excess Directors and Officers[15]	$5,000,000 xs $15,000,000	Catlin Insurance Co.	XSP-6842922-0314	3/5/14 - 3/5/15
	Excess Directors and Officers[16]	$5,000,000 xs $20,000,000	Westchester Fire Ins. Co.	G2716336 01	3/5/14 - 3/5/15
	Employment Practices Liability (EPL)[17]	$5,000,000	Chubb (Federal Insurance Co.)	Rewrite of 8225-1722	5/29/14 - 5/29/15
	Fiduciary Liability	$5,000,000	National Union Fire Ins. Co.	01-359-64-18	7/1/14 - 7/1/15
	Umbrella Liability	$3,000,000	Continental Casualty Insurance Co. (CAN)	5084979272	7/1/14 - 7/1/15
	Workers Compensation	$1,000,000	Valley Forge/ Transportation Insurance Co. (CNA)	5084979255 5084979241 (CA)	7/1/14 - 7/1/15
	Non-Owned Auto Liability	$1,000,000	Transportation Insurance Co. (CNA)	5084979269	7/1/14 - 7/1/15
	Property & General Liability - Domestic	$2.4M Property, $1M Commercial, $1M Employee Benefits	Transportation Insurance Co. (CNA)	5084979238	7/1/14 - 7/1/15
	Property & General Liability - International	$1.7M Property, $1M Commercial, $1M Employee Benefits, and others	Continental Casualty Insurance Co. (CNA)	TBD (UK Local) WP 41 847 3628 (Int’l Pkg)	7/1/14 - 7/1/15
	Employed Lawyers	$3,000,000 General Aggregate	ACE American Insurance Company	EON G23686764 001	7/25/14 - 7/25/15
	Genovel Orthopedics, Inc. (PTY/GEN/UMB)	$10K Property, $1M Commercial, $15M Umbrella	Continental Casualty Insurance Co. (CNA)	6011556002	7/1/14 - 7/1/15

[9]	Schuff Steel Company has a100% membership interest in Schuff Steel - Atlantic, LLC.
[10]	This is a Panama LLC and the ownership interests are called quotas. There are 100 quotas issued. There is no number authorized and it has no designation of common or preferred. Schuff Holding Co owns 99% and Schuff Steel Company owns 1%.
[11]	Schuff Steel Company - Panama, S de RL owns 2,700 shares; Interholding Steel (HOPSA) Schuff’s joint venture partner in Panama owns 3,680 shares common stock for a total of 6,380 common shares outstanding.
[12]	This policy also covers Schuff International, Inc., together with its Subsidiaries.
[13]	This policy also covers Schuff International, Inc., together with its Subsidiaries.
[14]	This policy also covers Schuff International, Inc., together with its Subsidiaries.
[15]	This policy also covers Schuff International, Inc., together with its Subsidiaries.
[16]	This policy also covers Schuff International, Inc., together with its Subsidiaries.
[17]	This policy also covers Schuff International, Inc., together with its Subsidiaries.

Covered Party	Line of Coverage	Limit	Carrier	Policy #	Policy Term
Schuff International, Inc. together with its Subsidiaries	Property & Contractor IM	$210,111,750	ACE American Ins. Co.	D37744293004	6/30/14 - 6/30/15
	Boiler & Machinery	$10,000,000	Federal Insurance Co.	78385823	6/30/14 - 6/30/15
	General Liability	$1,000,000 Occ.	Continental Causality Co.	GL2074977851	6/30/14 - 6/30/15
	Auto Liability	$1,000,000	Continental Causality Co.	BUA2074977834	6/30/14 - 6/30/15
	Auto PD	ACV Specific Vehicles	Continental Causality Co.	BUA2074977848	6/30/14 - 6/30/15
	Workers Camp (AOS)	$1,000,000 E.L.	American Casualty Co. of Reading PA	WC274977803	6/30/14 - 6/30/15
	Workers Camp (CA)	$1,000,000 E.L.	American Casualty Co. of Reading PA	WC274977798	6/30/14 - 6/30/15
	Workers Camp AZ/WI	$1,000,000 E.L	Valley Forge Insurance Co.	WC274977817	6/30/14 - 6/30/15
	Stop Gap Emp. Liab.	$1,000,000 E.L	Valley Forge Insurance Co.	SGL2074977820	6/30/14 - 6/30/15
	Umbrella	$25,000,000	National Union Fire Insurance Co. of Pittsburg, PA	BE31131555	6/30/14 - 6/30/15
	Crime	$2,000,000	Berkley Regional Insurance Co.	BCR-71001353-14	6/30/14 - 6/30/15
	International	$1,000,000	Insurance Company of the State of Pennsylvania	WS11002660	6/30/14 - 6/30/15
	D&O Run-Off	$10,000,000	National Union Fire Insurance Co. of Pittsburg, PA	04-177-75-22	6/30/14 - 6/30/15
	Special Coverage - Kidnap & Ransom	$5,000,000	National Union Fire Insurance Co. of Pittsburg, PA	21-566-907	6/30/14 - 6/30/16
	Fiduciary Liability	$4,000,000	Great American Insurance Co.	FDP6660507	3/15/14 - 3/15/15
	Flood-Humble, TX	$500,000	Hartford Insurance Co. of the Midwest	8704202330	5/16/14 - 5/16/15
	Construction Design	$5,000,000	Lloyd’s/ RPS	S609B00016	02/5/14 - 02/5/15

SCHEDULE 6.01(B)

EXISTING INDEBTEDNESS

1.	Indebtedness and other amounts outstanding under the Second Amended and Restated Credit and Security Agreement by and among Schuff International, Inc. and its subsidiaries, collectively as borrowers, and Wells Fargo Credit, Inc., as the lender, dated as of August 14, 2013 (as amended on September 24, 2013, as further amended on February 3, 2014 and as further amended on May 5, 2014).

2.	Banco General Contrato De Linea De Credito by and among Schuff Hopsa Engineering, Inc., as the borrower, and Banco General, S.A., as the lender, dated as of December 13, 2011.

3.	Intercompany Note under and as defined in the May 2014 Credit Agreement (the “Intercompany Note”).

SCHEDULE 6.02(C)

EXISTING LIENS

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Arbinet Corporation	Delaware SOS	UCC-1	Leaf Funding, Inc.	Specific Equipment	8/26/2009	2009 2740634	N/A	N/A
Arbinet Corporation	Delaware SOS	UCC-1	GMAC Commercial Finance Llc	Specific Equipment	3/2/2010	2010 0694095	N/A	N/A
Arbinet Corporation	Delaware SOS	UCC-1	Hitachi Data Systems Credit Corp.	Specific Equipment	3/18/2010	2010 0946172	N/A	N/A
Arbinet Corporation	Delaware SOS	UCC-1	Hitachi Data Systems Credit Corp.	Specific Equipment	1/20/2011	2011 0219777	N/A	N/A
Arbinet Corporation	Delaware SOS	UCC-1	Hitachi Data Systems Credit Corp.	Specific Equipment	1/20/2011	2011 0219975	N/A	N/A
Schuff International, Inc.	Delaware SOS	UCC-1	Wells Fargo Credit, Inc.	All assets	8/04/2003	3200616 4	N/A	N/A
Schuff International, Inc.	Delaware SOS	UCC-3 Continuation	Wells Fargo Credit, Inc.	All assets	8/04/2003	3200616 4	6/09/2008	2008 1953940
Schuff International, Inc.	Delaware SOS	UCC-3 Amendment Amended Secured Party’s address	Wells Fargo Credit, Inc.	All assets	8/04/2003	3200616 4	6/4/2013	2013 2107119
Schuff International, Inc.	Delaware SOS	UCC-3 Continuation	Wells Fargo Credit, Inc.	All assets	8/04/2003	3200616 4	6/6/2013	2013 2158229
Schuff International, Inc.	Delaware SOS	UCC-3	Wells Fargo Credit, Inc.	All assets	8/04/2003	3200616 4	6/13/2013	2013 2272525
Schuff International, Inc.	Delaware SOS	UCC-1	Canon Financial Services, Inc.	Equipment	06/14/2013	2013 2294784	N/A	N/A

SCHEDULE 6.04(B)

EXISTING INVESTMENTS

1.	On-Time Steel Management Holdings, Inc. has 25% ownership in United Structures, LLC, an Arizona LLC.

2.	Schuff Steel Company- Panama, S de RL has 49% ownership in Schuff Hopsa Engineering, Inc., a Panama corporation.

3.	Stock Purchase Agreement, dated as of May 12, 2014, by and among Borrower, SAS Venture LLC and Scott A. Schuff.

4.	Acquisition Agreement.

5.	Intercompany Note.

6.	HC2 Tech Ventures, LLC owns a 35% equity interest in Kaneland, LLC.

7.	HC2 Holdings 2, Inc. owns 51% of the Series A Convertible Participating Preferred Stock of ANG Holdings, Inc.

8.	The repurchase by Schuff of 74,625 shares of its treasury stock from the Schuff family pursuant to that certain Stock Repurchase Agreement between Schuff International, Inc. and SAS Revocable Trust U/T/A dated March 4, 2005 as amended and Davnan Investments, L.L.C., dated June 30, 2014 and that certain Separation Agreement and Release of all Claims by and between Schuff International, Inc. and Schuff Steel Company and Ryan S. Schuff, dated June 27, 2014.

9.	The repurchase by Schuff of 253,039 shares of its common stock from Sam Mahdavi pursuant to that certain Stock Repurchase Agreement between Schuff International, Inc., Saied (Sam) Mahdavi, On-time Steel Management Holding, Inc., a wholly owned subsidiary of Schuff Holding Co., which is a wholly owned subsidiary of the Company, United Structures LLC and United Structures, LLC, dated June 17, 2014.

SCHEDULE 6.13

STOCK PLANS AND STOCK AGREEMENTS

1.	PTGi Management Compensation Plan

2.	HC2 Holdings, Inc., 2014 Omnibus Equity Award Plan

3.	2014 HC2 Executive Bonus Plan